EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BILL BARRETT CORPORATION,

RED RIDER HOLDCO, INC.,

RIO MERGER SUB, LLC,

RIDER MERGER SUB, INC.,

FIFTH CREEK ENERGY OPERATING COMPANY, LLC,

solely for the purposes of Sections 4.15(k), 6.5, 6.9(c) and 6.13,

FIFTH CREEK ENERGY COMPANY, LLC,

and solely for the purposes of Sections 6.5(a)(ii), 6.5(a)(iv), 6.5(b), and 6.5(c),

NGP NATURAL RESOURCES XI, L.P.

December 4, 2017

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		27

4.1	Organization; Qualification	27
4.2	Authority; Enforceability	28
4.3	Non-Contravention	28
4.4	Approvals of Governmental Entities and Third Parties	29
4.5	Capitalization	29
4.6	Compliance with Law	30
4.7	Financial Statements	30
4.8	Absence of Certain Changes	30
4.9	Title to Properties and Assets; Oil and Gas Properties	31
4.10	Intellectual Property	34
4.11	Environmental Matters	34
4.12	Material Contracts	35
4.13	Legal Proceedings	38
4.14	Permits	38
4.15	Taxes	38
4.16	Employee Benefits; Employment and Labor Matters	39
4.17	Insurance	41
4.18	Derivative Transactions and Hedging	42
4.19	Related Party Matters	42
4.20	Brokers’ Fee	42
4.21	Information Supplied	42
4.22	No Other Representations or Warranties	43

ARTICLE V CERTAIN PRE-CLOSING COVENANTS		43

5.1	Conduct of Business of Parent	43
5.2	Conduct of Business by the Company Entities	46

ARTICLE VI ADDITIONAL AGREEMENTS		49

6.1	No Solicitation	49
6.2	Preparation of Proxy Statement and Registration Statement	53
6.3	Stockholders Meeting; Recommendations	54
6.4	Access to Information; Confidentiality	55
6.5	Efforts to Consummate; Notification	56
6.6	Certain Notices	57
6.7	Public Announcements	57
6.8	Indemnification of Directors and Officers	58
6.9	Employee Matters	59
6.10	Section 16(b) Matters	60
6.11	Takeover Laws	61
6.12	Exchange Listing	61
6.13	Tax Matters	61
6.14	Financing Cooperation	62
6.15	Treatment of Certain Indebtedness	63
6.16	Stockholder Litigation	63
6.17	Parent Covenants	63

ARTICLE VII CONDITIONS PRECEDENT		63

7.1	Conditions to Each Party’s Obligations to Effect the Transactions	63
7.2	Additional Conditions to the Company’s Obligations	64
7.3	Additional Conditions to Parent’s Obligations	65

ARTICLE VIII TERMINATION AND EXPENSES		66

8.1	Termination	66
8.2	Notice of Termination; Effect of Termination	67
8.3	Termination Fee	68
8.4	Expenses and Other Payments	69

ARTICLE IX DEFINITIONS		69

9.1	Definitions	69

ARTICLE X SURVIVAL		82

10.1	Non-Survival of Representations and Warranties	82

ARTICLE XI MISCELLANEOUS		82

11.1	Notices	82
11.2	Severability	84
11.3	Entire Agreement	84
11.4	Assignment	84
11.5	Extension; Waiver	84
11.6	Third Party Beneficiaries	84
11.7	Interpretation	84
11.8	Governing Law and Venue; Consent to Jurisdiction	86
11.9	Disclosure Letters	86
11.10	Specific Performance	87
11.11	Facsimiles; Counterparts	87
11.12	Amendment	87
11.13	Representation by Counsel	87
11.14	No Recourse	88

Exhibits

Exhibit A	Form of Certificate of Incorporation of New Parent
Exhibit B	Form of Bylaws of New Parent
Exhibit C	Forms of Officer’s Certificate for Tax Opinion
Exhibit D	Form of Stockholders Agreement
Exhibit E	Director Designees

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made as of December 4, 2017 (the “Execution Date”), by and among Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company (the “Company”), Bill Barrett Corporation, a Delaware corporation (“Parent”), Red Rider Holdco, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“New Parent”), Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of New Parent (“Rio Grande Merger Sub”), Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of New Parent (“Parent Merger Sub” and, together with Parent, New Parent and Rio Grande Merger Sub, the “Parent Parties”), solely for the purposes of Sections 4.15(k), 6.5, 6.9(c), and 6.13, Fifth Creek Energy Company, LLC, a Delaware limited liability company (“Holdings”), and, solely for the purposes of Sections 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c), NGP Natural Resources XI, L.P., a Delaware limited partnership (the “Fund”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

R E C I T A L S

WHEREAS, in anticipation of the Mergers (as defined below), (a) Parent has formed New Parent and (b) New Parent has formed Rio Grande Merger Sub and Parent Merger Sub;

WHEREAS, the Company and each of the Parent Parties desire, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, to effect (a) a merger whereby Parent Merger Sub shall be merged with and into Parent, with Parent as the surviving entity in such merger and Parent Surviving Corporation becoming a direct wholly owned Subsidiary of New Parent (the “Parent Merger”) and (b) concurrently with the consummation of the Parent Merger, a merger whereby Rio Grande Merger Sub shall be merged with and into the Company, with the Company as the surviving entity in such merger and Rio Grande Surviving Company becoming a wholly owned Subsidiary of New Parent (the “Rio Grande Merger” and, together with the Parent Merger, the “Mergers”);

WHEREAS, (a) the board of managers of the Company (the “Company Board”) has unanimously approved this Agreement, the Rio Grande Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), in its capacity as the Company Board and (b) the sole member of the Company has approved this Agreement and the Transactions, including the Rio Grande Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously determined that the terms of this Agreement and the Transactions are advisable and in the best interests of Parent and its stockholders and (a) has approved the execution, delivery and performance of this Agreement and the Transactions, including the Parent Merger and (b) has determined to recommend that the Parent stockholders adopt this Agreement and the Transactions, including the Parent Merger;

WHEREAS, (a) the board of directors of New Parent (the “New Parent Board”) has determined the Transactions are consistent with, and will further, the business strategies and goals of New Parent, and are in the best interests of New Parent and its sole stockholder and has unanimously approved this Agreement and the Transactions, including the Mergers, (b) the board of directors of Parent Merger Sub has determined that the Transactions, including the Parent Merger, are consistent with, and will further, the business strategies and goals of Parent Merger Sub, and are in the best interests of Parent Merger Sub and its sole stockholder and has unanimously approved this Agreement and the Transactions, including the Parent Merger and (c) the board of managers of Rio Grande Merger Sub has determined that the Transactions, including the Rio Grande Merger, are consistent with, and will further, the business strategies and goals of Rio Grande Merger Sub, and are in the best interests of Rio Grande Merger Sub and its sole member and has unanimously approved this Agreement and the Transactions, including the Rio Grande Merger;

WHEREAS, Parent, Parent Merger Sub and New Parent, as the sole member of Rio Grande Merger Sub, will each adopt this Agreement promptly following its execution;

WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Mergers shall together qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Parent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, each of the parties intends to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1    The Mergers.

(a)    The Parent Merger.

(i)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent Merger Sub shall be merged with and into Parent. As a result of the Parent Merger, the separate existence of Parent Merger Sub will cease and Parent will survive and continue to exist as a Delaware corporation and direct wholly owned Subsidiary of New Parent (the entity surviving the Parent Merger, the “Parent Surviving Corporation”).

(ii)    As early as practicable on the Closing Date, the parties shall cause the Parent Merger to be consummated by filing a certificate of merger relating to the Parent Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the “Parent Certificate of Merger”). The Parent Merger shall become effective at such time at which the Parent Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as the Company and Parent shall agree and as shall be specified in the Parent Certificate of Merger (the date and time the Parent Merger becomes effective being the “Effective Time”).

(iii)    At the Effective Time, the effect of the Parent Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Parent and Parent Merger Sub shall vest in Parent Surviving Corporation, and all debts, liabilities and duties of Parent and Parent Merger Sub shall become the debts, liabilities and duties of Parent Surviving Corporation.

(b)    The Rio Grande Merger.

(i)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Rio Grande Merger Sub shall be merged with and into the Company. As a result of the Rio Grande Merger, the separate existence of Rio Grande Merger Sub will cease and the Company will survive and continue to exist as a Delaware limited liability company and direct wholly owned Subsidiary of New Parent (the entity surviving the Rio Grande Merger, the “Rio Grande Surviving Company”).

(ii)    As early as practicable on the Closing Date, the parties shall cause the Rio Grande Merger to be consummated by filing a certificate of merger relating to the Rio Grande Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA (the “Rio Grande Certificate of Merger”). The Rio Grande Merger shall become effective at such time at which the Rio Grande Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as the Company and Parent shall agree and as shall be specified in the Rio Grande Certificate of Merger; provided, however, that the effective time of the Rio Grande Merger shall be the same time as the Effective Time of the Parent Merger.

(iii)    At the Effective Time, the effect of the Rio Grande Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Rio Grande Merger Sub shall vest in Rio Grande Surviving Company, and all debts, liabilities and duties of the Company and Rio Grande Merger Sub shall become the debts, liabilities and duties of Rio Grande Surviving Company.

1.2    Closing. The closing of the Mergers (the “Closing”) shall take place at 9:00 a.m. Houston time on the second Business Day after the satisfaction or waiver (to the extent permitted herein) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII, at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the Company and Parent. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

1.3    Organizational and Governing Documents.

(a)    Organizational Documents of New Parent. Parent, as the sole stockholder of New Parent, and New Parent, shall take all requisite action to cause the certificate of incorporation of New Parent (the “New Parent Certificate”) and the bylaws of New Parent (the “New Parent Bylaws”) to be in effect immediately prior to the Effective Time to be in the forms attached to this Agreement as Exhibit A and Exhibit B, respectively, except for such changes approved in writing by Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed). Immediately prior to the Effective Time, New Parent shall change its name as mutually agreed upon by Parent and the Company.

(b)    Parent Surviving Corporation. At the Effective Time, by virtue of the Parent Merger, the certificate of incorporation and bylaws of Parent Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of Parent Surviving Corporation, from and after the Effective Time, until thereafter amended as provided therein or by applicable Law, except for such changes approved by Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(c)    Rio Grande Surviving Company. At the Effective Time, by virtue of the Rio Grande Merger, the certificate of formation and limited liability company agreement of Rio Grande Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation and limited liability company agreement of Rio Grande Surviving Company, from and after the Effective Time, until thereafter amended as provided therein or by applicable Law, except for such changes approved by Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed).

1.4    Directors, Managers and Officers.

(a)    New Parent. Prior to the Closing, Parent, as the sole stockholder of New Parent, and New Parent, shall take all action necessary to elect as directors of New Parent effective as of the Effective Time the directors identified on Exhibit E hereto, each to hold office in accordance with the New Parent Certificate and the New Parent Bylaws, and except as otherwise determined by mutual agreement of the parties prior to the Closing, appoint the persons who are the officers of Parent immediately prior to the Effective Time as officers holding the same offices of New Parent effective as of the Effective Time, each such person to hold office in accordance with the New Parent Certificate and the New Parent Bylaws.

(b)    Parent Surviving Corporation. The directors of Parent Merger Sub immediately prior to the Effective Time shall be the directors of Parent Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of Parent Surviving Corporation. The officers of Parent Merger Sub immediately prior to the Effective Time shall be the officers of Parent Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Parent Surviving Corporation.

(c)    Rio Grande Surviving Company. The managers of Rio Grande Merger Sub immediately prior to the Effective Time shall be the managers of Rio Grande Surviving Company from and after the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of Rio Grande Surviving Company. The officers of Rio Grande Merger Sub immediately prior to the Effective Time shall be the officers of Rio Grande Surviving Company from and after the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of Rio Grande Surviving Company.

1.5    Stockholders Agreement. At the Closing, prior to the Effective Time, but with effect only from and after the Effective Time, New Parent, Holdings, and the Fund shall enter into a Stockholders Agreement (the “Stockholders Agreement”) providing for certain governance rights and voting agreements, substantially in the form of Exhibit D hereto.

ARTICLE II

EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS

2.1    Conversion of Securities.

(a)    Parent and Parent Merger Sub. At the Effective Time, by virtue of the Parent Merger and without any action on the part of any party or the holders of any securities of Parent or Parent Merger Sub:

(i)    Generally. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Parent Common Stock to be cancelled or converted pursuant to Section 2.1(a)(iii)) shall be converted into the right to receive one (1) share of validly issued, fully paid and nonassessable New Parent Common Stock (the “Parent Merger Consideration”). All such shares of Parent Common Stock that were issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Parent Common Stock (“Parent Certificates”) or book-entry shares which immediately prior to the Effective Time represented shares of Parent Common Stock (“Parent Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Parent Common Stock, except the right to receive the Parent Merger Consideration, without interest.

(ii)    Parent Merger Sub Common Stock. Each share of common stock of Parent Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock of Parent Surviving Corporation, which, except as provided in Section 2.1(a)(iii), shall constitute the only outstanding shares of common stock of Parent Surviving Corporation.

(iii)    Cancellation and Conversion of Certain Parent Shares. Each share of Parent Common Stock held in the Parent treasury, if any, immediately prior to the

Effective Time shall be cancelled and extinguished without any conversion thereof. The shares of Parent Common Stock held by any wholly owned Subsidiary of Parent immediately prior to the Effective Time, if any, shall automatically be converted into such number of shares of common stock of Parent Surviving Corporation such that the ownership percentage of any such Subsidiary in Parent Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in Parent immediately prior to the Effective Time.

(b)    The Company and Rio Grande Merger Sub. At the Effective Time, by virtue of the Rio Grande Merger and without any action on the part of any party or the holders of any securities of the Company or Rio Grande Merger Sub:

(i)    Generally. All Company LLC Interests issued and outstanding immediately prior to the Effective Time, in the aggregate, shall be converted into the right to receive an aggregate of 100,000,000 validly issued, fully paid and nonassessable shares of New Parent Common Stock (all such shares of New Parent Common Stock collectively, the “Rio Grande Merger Consideration”). All such Company LLC Interests that were issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such Company LLC Interest or book-entry interests which immediately prior to the Effective Time represented Company LLC Interests shall thereafter cease to have any rights with respect to such Company LLC Interests or any Company Entity Organizational Document, except the right to receive the Rio Grande Merger Consideration, without interest.

(ii)    Rio Grande Merger Sub LLC Interests. Each limited liability company interest in Rio Grande Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as a limited liability company interest of Rio Grande Surviving Company, which shall constitute the only outstanding limited liability company interests of Rio Grande Surviving Company.

(c)    Certain Adjustments. If, between the Execution Date and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar Event shall have occurred, then the Parent Merger Consideration and the Rio Grande Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, however, that nothing in this Section 2.1(c) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

2.2    Exchange of Parent Certificates.

(a)     Exchange Agent. Prior to or concurrent with the Effective Time, Parent shall cause to be deposited with a commercial bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Parent Common Stock book-entry interests (which, to the extent subsequently requested, shall be exchanged for certificates), representing the total number of shares of New Parent Common Stock issuable as Parent Merger Consideration pursuant to the Parent Merger (the “Exchange Fund”).

(b)    Exchange Procedures. New Parent shall instruct the Exchange Agent to promptly (and in any event no more than five (5) Business Days) after the Effective Time, mail to each holder of record of a Parent Certificate (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Parent Certificates shall pass, only upon proper delivery of the Parent Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Parent Certificates in exchange for the Parent Merger Consideration payable in respect of the shares of Parent Common Stock formerly represented by such Parent Certificates. Upon surrender of a Parent Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the Exchange Agent shall issue and deliver to the holder of such Parent Certificate the number of whole shares of New Parent Common Stock (in the form of book-entry interests, unless the holder of such Parent Certificate expressly requests that such interests be delivered in certificated form) in respect of the shares of Parent Common Stock formerly represented by such Parent Certificate, and the Parent Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Parent Common Stock that is not registered in the transfer records of Parent, the Parent Merger Consideration payable in respect of such shares of Parent Common Stock may be paid to a transferee if the Parent Certificate formerly representing such shares of Parent Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence, reasonably satisfactory to New Parent, that any applicable stock transfer Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.2, each Parent Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Parent Merger Consideration payable in respect of the shares of Parent Common Stock formerly represented by such Parent Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon. Promptly (and in any event no more than two (2) Business Days) after the Effective Time, the Exchange Agent shall issue and deliver to each holder of Parent Book-Entry Shares the number of whole shares of New Parent Common Stock (in the form of book-entry interests, unless the holder of such shares of Parent Common Stock expressly requests that such interests be delivered in certificated form) in respect of such shares of Parent Common Stock, without such holder being required to deliver a Parent Certificate or an executed letter of transmittal to the Exchange Agent.

(c)    Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made in respect of New Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Parent Certificate, unless and until the holder of such Parent Certificate shall surrender such Parent Certificate. Subject to the effect of abandoned property, escheat or other applicable Laws, following surrender of any such Parent Certificate, there shall be paid to the holder of whole New Parent Common Stock issuable in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of New Parent Common Stock.

(d)    Further Rights in Parent Common Stock. The Parent Merger Consideration issued and paid upon conversion of a share of Parent Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such share of Parent Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.2(c)).

(e)    Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by former stockholders of Parent entitled thereto one hundred eighty (180) days after the Effective Time shall be returned to New Parent and such former stockholders shall thereafter look only to New Parent for payment of the Parent Merger Consideration, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by such former stockholders five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of New Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No Liability. Neither New Parent nor the Exchange Agent shall be liable to any former holder of shares of Parent Common Stock for the Parent Merger Consideration from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or other applicable Law.

(g)    Lost Certificates. If any Parent Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Parent Certificate to be lost, stolen or destroyed and, if required by New Parent, the posting by such Person of a bond, in such reasonable amount as New Parent may direct as indemnity against any claim that may be made against it with respect to such Parent Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Parent Certificate the Parent Merger Consideration payable in respect of the shares of Parent Common Stock formerly represented by such Parent Certificate and any dividend or other distribution to which the holder thereof is entitled pursuant to Section 2.2(c), in each case without any interest thereon.

(h)    Withholding. New Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of local, state, federal, or foreign Tax Law. To the extent that amounts are so deducted or withheld by New Parent or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by New Parent or the Exchange Agent, as the case may be.

2.3    Issuance of Merger Consideration. At the Closing, New Parent shall deliver to Holdings the Rio Grande Merger Consideration, in book-entry form, together with an executed certificate of the transfer agent of New Parent Common Stock certifying as to the book-entry issuance thereof or, if requested by Holdings, certificates of the New Parent Common Stock representing the Rio Grande Merger Consideration bearing customary legends noting that such securities constitute restricted securities under the Securities Act; provided, however, that in the event any Company LLC Interests are certificated, New Parent shall have no obligation to deliver the Rio Grande Merger Consideration to Holdings until Holdings delivers the certificates representing its Company LLC Interests to New Parent. No certificates or scrip representing fractional interests in New Parent Common Stock or book-entry credit of the same will be issued.

2.4    Stock/LLC Interest Transfer Books. At the Effective Time, the applicable transfer books of Parent and the Company shall be closed with respect to shares of Parent Common Stock and Company LLC Interests and thereafter there shall be no further registration of transfers of shares of Parent Common Stock theretofore outstanding on the records of Parent or of transfers of Company LLC Interests on the records of the Company.

2.5    Parent Equity Awards.

(a)    Parent Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each compensatory option to purchase shares of Parent Common Stock (a “Parent Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by New Parent and shall be converted into an option (a “New Parent Stock Option”), with the same terms and conditions as applied to the corresponding Parent Stock Option as of immediately prior to the Effective Time, to acquire (i) that number of whole shares of New Parent Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Stock Option as of immediately prior to the Effective Time, (ii) at an exercise price per share of New Parent Common Stock equal to the exercise price per share of Parent Common Stock of such Parent Stock Option.

(b)    Parent Restricted Stock Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of restricted shares of Parent Common Stock (a “Parent Restricted Stock Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed by New Parent and shall be converted into an award of restricted shares of New Parent Common Stock (a “New Parent Restricted Stock Award”), with the same terms and conditions as applied to the corresponding Parent Restricted Stock Award as of immediately prior to the Effective Time, in respect of that number of whole shares of New Parent Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Restricted Stock Award as of immediately prior to the Effective Time.

(c)    Parent Performance Unit Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of performance units in respect of shares of Parent Common Stock (a “Parent Performance Unit Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed by New Parent and shall be converted into a time-based award of restricted stock units in respect of shares of New Parent Common Stock (a “New Parent RSU Award”), with the same terms and conditions as applied to the corresponding Parent Performance Unit Award as of immediately prior to the

Effective Time, in respect of that number of whole shares of New Parent Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Performance Unit Award as of immediately prior to the Effective Time (as determined by Parent in its reasonable discretion based upon the greater of actual performance (assuming the applicable performance period ends immediately prior to the Closing Date) and target performance).

(d)    New Parent Actions. New Parent shall take all corporate action necessary to reserve for issuance a number of shares of New Parent Common Stock in respect of New Parent Stock Options, New Parent Restricted Stock Awards and New Parent RSU Awards issued pursuant to this Section 2.5. Effective as of the Effective Time, New Parent shall file an appropriate registration statement or registration statements with respect to the shares of New Parent Common Stock subject to such New Parent Stock Options, New Parent Restricted Stock Awards and New Parent RSU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as (i) disclosed in the Parent SEC Documents publicly filed with or publicly furnished to the SEC on or after January 1, 2017 and prior to the Execution Date (excluding any disclosures included in any “risk factor” or “forward looking information” section of such Parent SEC Documents or any other disclosures in such Parent SEC Documents to the extent they are forward-looking, predictive, or general in nature) or (ii) set forth on the disclosure letter delivered to the Company on the Execution Date (the “Parent Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent), the Parent Parties hereby, jointly and severally, represent and warrant to the Company as follows:

3.1    Organization; Qualification. Each Parent Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Parent Entity (a) has all requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and (b) is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or the Transactions. Parent has made available to the Company true and complete copies of the Organizational Documents of each Parent Entity, as in effect on the Execution Date. There has been no violation of any of the provisions of the Organizational Documents of each Parent Entity, and no Parent Entity has taken any action that is inconsistent in any material respect with any resolution adopted by such entity’s members, board of directors or board of managers (or other similar body) or any committee of the board of directors or board of managers (or other similar body) of such entity. Section 3.1 of the Parent Disclosure Letter sets forth each Parent Entity.

3.2    Authority; Enforceability.

(a)    Each of the Parent Parties has the requisite entity power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by the Transaction Agreements to which it is a party. The execution and delivery by each Parent Party of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each Parent Party of the transactions contemplated by the Transaction Agreements to which it is a party have been duly and validly authorized by such Parent Party, and, except for the Parent Stockholder Approval, no other proceedings on the part of such Parent Party or its stockholders, members or other equityholders is necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated by the Transaction Agreements to which it is a party. The Parent Board has unanimously (i) declared it advisable to enter into this Agreement, (ii) determined that this Agreement, the Transactions and the terms of the Stockholders Agreement are in the best interests of Parent and its stockholders, (iii) approved this Agreement, the Stockholders Agreement and the Transactions and (iv) has determined to recommend that the holders of Parent Common Stock vote to adopt and approve this Agreement (the “Parent Recommendation”). The board of directors of Parent Merger Sub and the New Parent Board, on behalf of New Parent for itself and in its capacity as the sole member of Rio Grande Merger Sub, have each unanimously (i) approved this Agreement and the Transactions and (ii) determined that this Agreement and the Transactions are fair to and in the best interests of such entity and its equityholders. No Parent stockholders or other holders of Equity Interests of Parent have any dissenters’ rights or rights of appraisal relating to the Transactions or the Transaction Agreements to which a Parent Entity is a party.

(b)    This Agreement and the other Transaction Agreements to which each Parent Party is a party have been, or, in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by such Parent Entity, and, assuming the due authorization, execution and delivery by the Company Entities party thereto, this Agreement and the other Transaction Agreements to which such Parent Party is a party thereto constitute the valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3    Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Parent Parties and, subject to the receipt of the Parent Stockholder Approval, the consummation by the Parent Parties of the Transactions and the Transaction Agreements do not and will not (a) result in any breach or violation of any provision of the Organizational Documents of any Parent Entity; (b) constitute a default (or an Event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Parent Entity is a party or by which any property or asset of any Parent Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, violate any Law to which any Parent Entity is subject or by which any Parent Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Parent Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or the consummation of the Transactions.

3.4    Approvals of Governmental Entities and Third Parties. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Parent Entity of the Transactions, other than (a) filings and clearances required under the HSR Act, (b) in connection or in compliance with the Exchange Act or the Securities Act, (c) applicable state securities, and “blue sky” Laws, (d) satisfaction by New Parent of the initial listing standards of the NYSE, (e) the Parent Stockholder Approval and (f) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or the Transactions.

3.5    Capitalization.

(a)    The authorized capital stock of Parent consists of 375,000,000 shares, consisting of (i) 300,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 75,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of the Execution Date: (i) 76,292,038 shares of Parent Common Stock were issued and outstanding (including 1,395,493 shares of Parent Common Stock subject to outstanding Parent Restricted Stock Awards), (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 199,123 shares of Parent Common Stock were subject to outstanding Parent Stock Options and (iv) 0 shares of Parent Common Stock were subject to outstanding Parent Performance Unit Awards (assuming satisfaction of performance conditions at the target level). Except as set forth in this Section 3.5(a) and for the Equity Interests that may be granted or issued by Parent following the Execution Date pursuant to Section 5.1(b), Parent has no other Equity Interests authorized, issued and/or outstanding.

(b)    All of the outstanding shares of Parent Common Stock are, and all of the shares of New Parent Common Stock issued as Parent Merger Consideration or Rio Grande Merger Consideration will be, duly authorized and validly issued in accordance with the Organizational Documents of Parent or New Parent, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each Subsidiary of Parent are authorized and validly issued in accordance with the Organizational Documents of such Parent Entity and are fully paid (to the extent required under the Organizational Documents of such Parent Entity) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each Subsidiary of Parent is owned by the Persons set forth on Section 3.5(b) of the Parent Disclosure Letter named as owning such interests free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the Organizational Documents of the Parent Entities, none of which apply to the Transactions. As of the Execution Date and the Closing Date, Parent owns, directly or indirectly, all of the outstanding Equity Interests in each other Parent Entity free and clear of all Encumbrances other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the Organizational Documents of the Parent Entities.

(c)    Except as set forth in the Organizational Documents of Parent and except as otherwise provided in Section 3.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Parent Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Parent Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)    No Parent Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in any Parent Entity on any matter.

(e)    There are no voting trusts or other agreements or understandings to which any Parent Entity is a party with respect to the voting or registration of the limited liability company interest or other equity interest of any Parent Entity.

(f)    Except with respect to the ownership of any equity or long-term debt securities between or among the Parent Entities, none of the Parent Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

3.6    Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to the regulatory and compliance matters, which are the subject of Sections 3.11, 3.14, 3.15 and 3.16, respectively, and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each Parent Entity is in compliance with all applicable Laws, (b) none of the Parent Entities has received written notice from any Governmental Entity regarding any violation of any applicable Law and (c) none of the Parent Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

3.7    Parent SEC Reports; Financial Statements.

(a)    Parent has timely furnished or timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2016 (such documents being collectively referred to as the “Parent SEC Documents”). Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and (ii) did not contain at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements of Parent included in the Parent SEC Documents (“Parent Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Parent and its consolidated Subsidiaries as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(c)    Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, known to such officers, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

(d)    None of the Parent Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of Parent and its consolidated Subsidiaries under GAAP, except for (i) liabilities set forth on the consolidated balance sheet dated as of September 30, 2017 or the notes thereto contained in the Parent Financial Statements; (ii) liabilities that have arisen since September 30, 2017, in the ordinary course of business; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)    Parent meets the eligibility requirements for the use of Form S-3 under the Securities Act.

3.8    Absence of Certain Changes. Except as expressly contemplated by this Agreement, from and after September 30, 2017, (a) through the Execution Date, the Parent Entities have operated their business in all material respects only in the ordinary course of business and consistent with past practice, (b) through the Execution Date, no Parent Entity has taken or agreed to take any action that, if taken during the period from the Execution Date to the Effective Time, would constitute a breach of Section 5.1(b)(ii), (iii), (v), (ix), (x), (xi), (xii), or (xiv) and (c) through the Effective Time, there has not been any Event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since their respective dates of formation or incorporation, as applicable, none of New Parent, Parent Merger Sub or Rio Grande Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

3.9    Title to Properties and Assets.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity has title to or rights or interests in its real property and personal property (and each real property and personal property at which material operations of Parent are conducted) free and clear of all Encumbrances (subject to Permitted Encumbrances), sufficient to allow it to conduct its business as currently being conducted.

(b)    Oil and Gas Properties.

(i)    Except for (A) property sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Netherland, Sewell & Associates, Inc. (“Parent Reserve Engineer”) relating to the Parent Entity interests referred to therein as of December 31, 2016 (the “Parent Reserve Reports”), (B) property reflected in the Parent Reserve Reports as having been sold or otherwise disposed of, as of the Execution Date or (C) matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports and in each case as attributable to interests owned by the Parent Entities, free and clear of any

Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means the collective title of Parent Entities (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them), beneficially or of record with any applicable Governmental Entity that (1) collectively entitles Parent Entities to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties (other than decreases in connection with operations in which Parent Entities may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries), (2) obligates Parent Entities to collectively bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws and increases that are accompanied by at least a proportionate increase in the net revenue interest of Parent Entities) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii)    The factual, non-interpretive data supplied by or on behalf of the Parent Entities to the Parent Reserve Engineer relating to the Parent Entities’ interests referred to in the Parent Reserve Reports and that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Parent Entities in connection with the preparation of the Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Parent Reserve Reports), accurate in all material respects. To Parent’s Knowledge, any assumptions or estimates provided by the Parent Entities to the Parent Reserve Engineer in connection with their preparation of the Parent Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were to known to Parent at the time such assumptions or estimates were made. The estimates of proved oil and gas reserves provided by the Parent Entities to the Parent Reserve Engineer in connection with the preparation of the Parent Reserve Reports complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. Parent’s internal proved reserve estimates prepared by management for the year ended December 31, 2016 were not, taken as a whole, materially lower than the conclusions in such Parent Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Parent Reserve Reports that would have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Parent Entities are being received by them in a timely manner; and (B) except as set forth on Section 3.9(b)(iii)(B) of the Parent Disclosure Letter, as of December 31, 2016, no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties (to the extent operated by Parent or any Parent Entity) are being held in suspense (by Parent, any Parent Entity, any third-party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells. Section 3.9(b)(iii)(C) of the Parent Disclosure Letter sets forth all the Oil and Gas Leases included in any Parent Entity’s Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12)-month period immediately following the Execution Date.

(iv)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by any Parent Entity have been timely and properly paid. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Entity (and, to Parent’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by any Parent Entity and no Parent Entity (or, to Parent’s Knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (1) that any Parent Entity (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (2) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease.

(v)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Oil and Gas Properties operated by any Parent Entity (and, to the Knowledge of Parent, all Oil and Gas Properties owned or held by any Parent Entity and operated by a third party) have been operated in accordance with reasonable, prudent oil and gas field practices.

(vi)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of the Parent Entities is subject to any preferential, purchase, preemptive, consent or similar right which would become operative as a result of the entry into (or the consummation of) the Transactions.

(vii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no well included in the Oil and Gas Properties of the Parent Entities that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Oil and Gas Leases or other instruments governing the Oil and Gas Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Entity has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable)

that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Parent Entities, taken as a whole and is not reflected in the Parent Reserve Reports.

(viii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and to the Knowledge of Parent as of the Execution Date, Section 3.9(b)(viii) of the Parent Disclosure Letter lists, as of December 31, 2016, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Parent Entities’ Oil and Gas Properties.

(ix)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to the Parent Entities’ Oil and Gas Properties, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(x)    As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on any Parent Entity with respect to its or their respective Oil and Gas Properties that Parent reasonably anticipates will individually require expenditures after the Effective Time of greater than $5,000,000.

(xi)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Oil and Gas Properties (i) with respect to which any Parent Entity has received an order from any Governmental Entity requiring that such well be plugged and abandoned that has not been plugged and abandoned, (ii) that, to the Knowledge of Parent, formerly produced but that are currently shut in or temporarily abandoned or were dry holes and have not been plugged in accordance with applicable Laws, (iii) that, to the Knowledge of Parent, have been or are required to be plugged and abandoned but have not been plugged in accordance with applicable Laws or (iv) to the Knowledge of Parent, with respect to which any Parent Entity has any decommissioning obligations that are required to have been performed and which have not been performed in accordance with applicable Laws.

3.10    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) the Parent Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in writing delivered to any Parent Entity an unresolved claim that any Parent Entity is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Parent, no third party is infringing on the Intellectual Property owned by the Parent Entities.

3.11    Environmental Matters.

(a)    Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)    each of the Parent Entities and its assets, real properties and operations are and, during the two (2) years preceding the Execution Date, have been, in compliance with all applicable Environmental Laws;

(ii)    each of the Parent Entities possesses all Environmental Permits required for their operations as currently conducted and is in compliance with the terms of such Environmental Permits, and such Environmental Permits are in full force and effect and are not subject to any pending or, to the Knowledge of Parent, threatened Proceeding;

(iii)    none of the Parent Entities nor any of their properties or operations or any person or entity whose liability any of the Parent Entities has retained or assumed either contractually or by operation of Law, are subject to any pending or, to the Knowledge of Parent, threatened Proceeding arising under any Environmental Law, nor has any Parent Entity received any written and pending notice, order or complaint from any Person alleging a violation of or liability arising under any Environmental Law; and

(iv)    there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Parent Entities or, to the Knowledge of Parent, any offsite properties, or from or in connection with the Parent Entities’ operations in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

(b)    Parent has made available to the Company complete and accurate copies of all reports, studies, investigations and audits that are in Parent’s possession or control, have been prepared within the two (2) years preceding the Execution Date, and that address any (i) condition of the Parent Entities’ assets, properties or operations, (ii) non-compliance by any Parent Entity with Environmental Laws, or (iii) liabilities that the Parent Entities may have incurred pursuant to Environmental Laws, in each case with respect to clauses (ii) and (iii) to the extent that such matter could reasonably be expected to result in a Parent Material Adverse Effect.

(c)    Except with respect to Sections 3.7, 3.8 and 3.17, this Section 3.11 represents Parent’s sole representations and warranties with respect to environmental matters.

(d)    None of the Parent Entities is subject to any judgment, order or decree or any indemnity obligation with any other Person that would reasonably be expected to result in liabilities under applicable Environmental Laws or concerning Hazardous Substances.

3.12    Material Contracts.

(a)    As of the Execution Date, except for those Contracts set forth on Section 3.12(a) of the Parent Disclosure Letter and excluding any Parent Benefit Plans, none of the Parent Entities is a party to or bound by any Contract that:

(i)    other than any employment agreement, includes any Company Related Person (other than the Parent Entities) as a counterparty or third party beneficiary;

(ii)    contains any provision or covenant which (A) materially restricts any Parent Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, or (B) would, after the Effective Time, materially restrict the Company and its Affiliates from engaging in any lawful business activity or competing with any Person;

(iii)    (A) relates to the creation, incurrence, assumption, or guarantee of any Indebtedness for borrowed money by any Parent Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $2,500,000 and except any transactions solely among the Parent Entities);

(iv)    is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Parent Entity involving assets or obligations in excess of $5,000,000;

(v)    includes the acquisition or sale of assets with a book value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(vi)    provides for the sale of Hydrocarbons which contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(vii)    involves the transportation of more than 10 MMcf (or the MBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(viii)    provides for the sale by any Parent Entity of Hydrocarbons that has a remaining term of greater than sixty (60) days and does not allow such Parent Entity to terminate it without penalty on sixty (60) days’ or less notice;

(ix)    provides for a call or option on production, or acreage dedication or other commitment of Hydrocarbons produced from or otherwise attributable to any Parent Entity’s Oil and Gas Properties to a gathering, transportation processing, storage treatment or other arrangement at or downstream of the wellhead;

(x)    any Oil and Gas Lease that contains express provisions (A) establishing bonus or minimum royalty obligations in excess of $1,250,000 that are not satisfied at the time of lease or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xi)    is an agreement pursuant to which any Parent Entity has paid amounts associated with any Production Burdens in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which Parent reasonably expects that it (and/or its Subsidiaries) will make payments associated with any Production Burdens in any of the next three (3) succeeding fiscal years that could, based on current projections, exceed $2,500,000 per year;

(xii)    is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Parent Entities, taken as a whole, (B) would reasonably be expected to require the Parent Entities to make expenditures in excess of $10,000,000 in the aggregate during the 12-month period following the Execution Date or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Parent Entities, to participate in any future transactions with respect to any assets or properties of the Parent Entities;

(xiii)    is an acquisition Contract that contains an “earn-out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of any Parent Entity set forth in the Parent Reserve Reports that have been provided to Parent prior to the Execution Date) that would be reasonably expected to result in payments after the Execution Date by the Parent Entities in excess of $2,500,000;

(xiv)    relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in prices of commodities, including natural gas, natural gas liquids, crude oil and condensate;

(xv)    involves a sharing of profits, losses, costs or liabilities by any Parent Entity with any other Person or pursuant to which any Parent Entity has agreed to guarantee the performance obligations of any other Person (other than another Parent Entity);

(xvi)    otherwise involves the annual payment by or to any Parent Entity of more than $2,500,000 and cannot be terminated by the Parent Entities on ninety (90) days’ or less notice without payment by the Parent Entities of any penalty; or

(xvii)    Contracts that are of a type that is required to be included as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC.

(b)    Each Contract required to be disclosed pursuant to Section 3.12(a) as well as the Section 6.17 Agreements (collectively, the “Parent Material Contracts”) has been made available to the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of the applicable Parent Entity, and is in full force and effect and enforceable in accordance with its terms against such Parent Entity and, to the Knowledge of Parent, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Parent Entities nor any other party to any Parent Material Contract is in default or breach under the terms of any Parent Material Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by such Parent Entity or, to the Knowledge of Parent, any other party to any Parent Material Contract, or would permit termination, modification or acceleration under any Parent Material Contract.

3.13    Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 3.11, or Tax matters, which are the subject of Section 3.15, there are no material Proceedings pending or, to the Knowledge of Parent, threatened against the Parent Entities. There is no material judgment, order or decree outstanding against any Parent Entity. To the Knowledge of Parent, as of the Execution Date, no officer or director of any Parent Entity is a defendant in any Proceeding in connection with his or her status as an officer or director of any Parent Entity. No Parent Entity nor any of their respective properties or assets is or are subject to any material judgment, order or decree of a Governmental Entity.

3.14    Permits. The Parent Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Parent Entities, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.15    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    All Tax Returns required to be filed by any of the Parent Entities have been timely filed (taking into account extensions of time for filing), each such Tax Return is complete and correct, and all Taxes that are due and payable from any of the Parent Entities (including Taxes required to be withheld from payments to employees, creditors, equityholders or other Persons) have been paid in full.

(b)    There is no written claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any of the Parent Entities for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of any of the Parent Entities.

(c)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) on the assets of any Parent Entity.

(d)    No audits or other administrative or judicial Proceedings are being conducted, are pending, or have been threatened in writing with respect to any Taxes or Tax Returns of any of the Parent Entities.

(e)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for the assessment or payment of any Tax by any Parent Entity.

(f)    No Parent Entity has requested, has received, or is subject to any written ruling of a taxing authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(g)    None of the Parent Entities (i) has been a member of an affiliated, consolidated, combined, or unitary group (other than a group the common parent of which is or was a Parent Entity) for federal, state, local or foreign Tax purposes, or (ii) is a party to any Tax sharing, Tax allocation or similar agreement (other than any Tax sharing or indemnification provisions contained in any agreement (A) solely among the Parent Entities or (B) entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)).

(h)    No Parent Entity is liable for the Taxes of any other Person as a result of successor liability or transferee liability (whether pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or foreign Law or otherwise).

(i)    None of the Parent Entities has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)    Parent has not constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement.

(k)    None of the Parent Entities is aware of the existence of any facts, or has taken or agreed to take any action, that could reasonably be expected to prevent (i) the Mergers from together qualifying as a transaction described in Section 351 of the Code or (ii) the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.15 and in Section 3.16 are the sole and exclusive representations and warranties of the Parent Entities with respect to Taxes.

3.16    Employee Benefits; Employment and Labor Matters.

(a)    Section 3.16(a) of the Parent Disclosure Letter contains a true and complete list of each material Parent Benefit Plan. A true and complete copy of each material Parent Benefit Plan has been made available to the Company Parties.

(b)    Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)    each Parent Benefit Plan has been established, operated and administered in compliance with its terms and applicable Law (including ERISA and the Code);

(ii)    as to any Parent Benefit Plan intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of Parent, no Event has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan;

(iii)    all contributions (including employer contributions and employee salary reduction contributions) that are due and owing to each Parent Benefit Plan have been timely paid or accrued in accordance with GAAP; and

(iv)    there are no unresolved claims or disputes (pending or threatened) under the terms of, or in connection with, any Parent Benefit Plan other than routine undisputed claims for benefits.

(c)    No Parent Entity nor an ERISA Affiliate of any Parent Entity maintains or contributes to an employee welfare benefit plan that provides health or life insurance or other welfare benefits to retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code or for coverage through the end of the month of termination or during an applicable severance period).

(d)    No Parent Entity nor any ERISA Affiliate of any Parent Entity has , at any time during the preceding six (6) years, contributed to, been required to contribute to or had any liability with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    No Parent Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by any Parent Entity or any ERISA Affiliate of a Parent Entity that has not been satisfied in full, and no condition exists that presents a risk to any Parent Entity or any such ERISA Affiliates of incurring any such liability. No Event has occurred and, to the Knowledge of Parent, there currently exists no condition or circumstances that would subject any Parent Entity to any Controlled Group Liability with respect to any employee benefit plan that is not a Parent Benefit Plan.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer or director of any Parent Entity to any payment or benefit (or result in the funding of any such payment or benefit) under any Parent Benefit Plan; (ii) increase the amount of any compensation or benefits otherwise payable by any Parent Entity under any Parent Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Parent Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer or director of any Parent Entity; or (v) limit or restrict the right of any Parent Entity to merge, amend or terminate any Parent Benefit Plan.

(g)    No Parent Entity is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(h)    Each of the Parent Entities (i) is in material compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, non-retaliation, labor relations, payment of wages and overtime, leaves of absence, employment Tax and social security, occupational health and safety, recordkeeping, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or other terminations of employees that would create any obligations upon or liabilities for any Parent Entity under the WARN Act or similar state and local Laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of Parent, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any Parent Entity; and (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies.

(i)    None of the Parent Entities is or has ever been a party to or bound by the terms of any collective bargaining agreement or other agreement with any labor union or similar representative or potential representative of employees, nor has any of the Parent Entities experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past three years and there are no current union representation questions or petitions or organizing campaigns involving employees of any Parent Entity and, to the Knowledge of Parent, no such questions, petitions or campaigns are threatened.

3.17    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each insurance policy under which the Parent Entities is an insured or otherwise the principal beneficiary of coverage (collectively, the “Parent Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Parent Entities are in compliance with the terms and conditions of such Parent Insurance Policy; (b) no Parent Entity is in breach or default under any Parent Insurance Policy; and (c) no Event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Parent Insurance Policy.

3.18    Derivative Transactions and Hedging. Section 3.18 of the Parent Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company Entities) entered into by any of the Parent Entities or for the account of any of their respective customers as of the Execution Date pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Parent Entities. The Parent Entities have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

3.19    Required Vote of the Parent Stockholders. (a) The affirmative vote of a majority of the outstanding shares of Parent Common Stock entitled to vote on this Agreement and the Parent Merger (the “Parent Stockholder Approval”) is the only vote of holders of securities of Parent which is required to approve this Agreement and the Transactions; and (b) neither Section 203 of the DGCL nor any other Takeover Laws are, or at the Effective Time will be, applicable to the Transactions, this Agreement or any transaction contemplated hereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations, including Section 203 of the DGCL.

3.20    Related Party Transactions. Except for Parent Benefit Plans, (a) the Parent Entities are not, directly or indirectly, a party to, and have no continuing obligations under, any agreement (oral or written), arrangement or transaction with, or involving, or have made any commitment to, any Affiliate of the Parent Entities (other than any Parent Entity) or any director or officer of the Parent Entities, or any of their respective family members or Persons in which any of them have, directly or indirectly, a material interest (any such Person, a “Parent Related Person”), with respect to which the Parent Entities have or will have, following the Closing Date, any liability and (b) no Affiliate of the Parent Entities (other than any Parent Entity) or director or officer of the Parent Entities has, directly or indirectly, any interest in any asset, right or property (real or personal, tangible or intangible) used by the Parent Entities.

3.21    Brokers’ Fee. Except for the fees payable to the Parent Financial Advisor which shall be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Entity.

3.22    Opinion of Financial Advisor. The Parent Board has received the Parent Fairness Opinion from Tudor, Pickering, Holt & Co. Advisors LP (the “Parent Financial Advisor”).

3.23    Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Parent Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

3.24    No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, Parent agrees and acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with this Agreement or the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Company shall not have any liability to Parent resulting from Parent’s reliance on any such information. Parent agrees and acknowledges that neither Holdings nor the Fund nor any Person on behalf of either Holdings or the Fund makes any express or implied representation or warranty (other than Holdings as expressly set forth in Section 4.15(k)) of any kind whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter delivered to Parent on the Execution Date (the “Company Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent), the Company hereby represents and warrants to Parent as follows:

4.1    Organization; Qualification. Each Company Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Company Entity (a) has all requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and (b) is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of Company to perform its obligations under this Agreement or the Transactions. The Company has made available to Parent true and complete copies of the Organizational Documents of each Company Entity, as in effect on the Execution Date. There has been no violation of any of the provisions of the Organizational Documents of each Company Entity, and no Company Entity has taken any action that is inconsistent in any material respect with any resolution adopted by such entity’s members, board of directors or board of managers (or other similar body) or any committee of the board of directors or board of managers (or other similar body) of such entity. Section 4.1 of the Company Disclosure Letter sets forth each Company Entity.

4.2    Authority; Enforceability.

(a)    The Company has all requisite entity power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been duly and validly authorized by the Company Board and Holdings, and no other limited liability company proceedings on the part of the Company or its members is necessary to authorize this Agreement or the other Transaction Agreements to which the Company is a party or to consummate the transactions contemplated by this Agreement or the other Transaction Agreements to which it is a party. The Company Board has unanimously approved this Agreement and the Transactions. Holdings has approved this Agreement and the Transactions, including the Rio Grande Merger, pursuant to the Company LLC Agreement. No holder of Equity Interests of the Company has any dissenters’ rights or rights of appraisal relating to the Transactions and the Transaction Agreements to which the Company is a party.

(b)    This Agreement and the other Transaction Agreements to which the Company is a party have been, or in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by the Company and, if applicable, Holdings, and, assuming the due authorization, execution and delivery by the Parent Parties party thereto, this Agreement and the other Transaction Agreements to which the Company is a party thereto constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

4.3    Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company and the consummation by the Company of the Transactions and the Transaction Agreements do not and will not: (a) result in any breach or violation of any provision of the Organizational Documents of any Company Entity; (b) constitute a default (or an Event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Company Entity is a party or by which any property or asset of any Company Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which any Company Entity is subject or by which any Company Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Company Entity, except, in the cases of clauses (b), (c) and (d) for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or the consummation of the Transactions.

4.4    Approvals of Governmental Entities and Third Parties. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Company Entity of the Transactions, other than (a) filings and clearances required under the HSR Act and (b) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or the Transactions.

4.5    Capitalization.

(a)    Section 4.5(a) of the Company Disclosure Letter sets forth a correct and complete description of the following: (i) all of the authorized, issued and outstanding Equity Interests in each of the Company Entities; and (ii) the record and beneficial owners of each of the outstanding Equity Interests in each of the Company Entities as of the Execution Date and the Closing Date. Except as set forth on Section 4.5(a) of the Company Disclosure Letter, there are no other outstanding Equity Interests of any Company Entity. All of the issued and outstanding Equity Interests in each of the Company Entities have been duly authorized and validly issued in accordance with the Organizational Documents of such Company Entity and are fully paid (to the extent required under the Organizational Documents of such Company Entity) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 or 18-804 of the DLLCA) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each of the Company Entities are owned by the Persons set forth on Section 4.5(a) of the Company Disclosure Letter named as owning such interests free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the Organizational Documents of the Company Entities, none of which apply to the Transactions. As of the Execution Date and the Closing Date, (1) Holdings directly owns all of the outstanding Equity Interests in the Company and (2) the Company owns, directly or indirectly, all of the outstanding Equity Interests in each other Company Entity free and clear of all Encumbrances other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the Organizational Documents of the Company Entities.

(b)    Except as set forth in the Organizational Documents of the Company Entities and except as otherwise provided in Section 4.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Company Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Company Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)    No Company Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in any Company Entity on any matter.

(d)    There are no voting trusts or other agreements or understandings to which any Company Entity is a party with respect to the voting or registration of the limited liability company interest or other equity interest of any Company Entity.

(e)    Except with respect to the ownership of any equity or long-term debt securities between or among the Company Entities, none of the Company Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

4.6    Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to the regulatory and compliance matters, which are the subject of Sections 4.11, 4.14, 4.15 and 4.16, respectively, and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each Company Entity is in compliance with all applicable Laws, (b) no Company Entity has received written notice of any violation of any applicable Law and (c) none of the Company Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

4.7    Financial Statements.

(a)    The Company has made available to Parent copies of the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of the Company Entities on a consolidated basis and of the Business, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of interim financial statements, to normal year-end audit adjustments.

(b)    None of the Company Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of the Company and its consolidated Subsidiaries under GAAP, except for (i) liabilities set forth on the consolidated balance sheet dated as of September 30, 2017 or the notes thereto contained in the Company Financial Statements; (ii) liabilities that have arisen since September 30, 2017, in the ordinary course of business; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8    Absence of Certain Changes. Except as expressly contemplated by this Agreement, from and after September 30, 2017, (a) through the Execution Date, the Company

Entities have operated their business in all material respects only in the ordinary course of business and consistent with past practice, (b) through the Execution Date, no Company Entity has taken or agreed to take any action that, if taken during the period from the Execution Date to the Effective Time, would constitute a breach of Section 5.2(b)(ii), (iii), (v), (ix), (x), (xi), (xii) or (xiv) and (c) through the Effective Time, there has not been any Event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9    Title to Properties and Assets; Oil and Gas Properties.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity has title to or rights or interests in its real property and personal property (and each real property and personal property at which material operations of the Company are conducted) free and clear of all Encumbrances (subject to Permitted Encumbrances), sufficient to allow it to conduct the Business as currently being conducted.

(b)    Oil and Gas Properties.

(i)    Except for (A) property sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Netherland, Sewell & Associates, Inc. (“Company Reserve Engineer”) relating to the Company Entity interests referred to therein as of December 31, 2016 (the “Company Reserve Reports”), (B) property reflected in the Company Reserve Reports as having been sold or otherwise disposed of, as of the Execution Date or (C) matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company Entities, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means the collective title of Company Entities (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them), beneficially or of record with any applicable Governmental Entity that (1) collectively entitles Company Entities to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties (other than decreases in connection with operations in which Company Entities may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries), (2) obligates Company Entities to collectively bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws and increases that are accompanied by at least a proportionate increase in the net revenue interest of Company Entities) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii)    The factual, non-interpretive data supplied by or on behalf of the Company Entities to the Company Reserve Engineer relating to the Company Entities’ interests referred to in the Company Reserve Reports and that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company Entities in connection with the preparation of the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate in all material respects. To the Company’s Knowledge, any assumptions or estimates provided by the Company Entities to the Company Reserve Engineer in connection with their preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were to known to the Company at the time such assumptions or estimates were made. The estimates of proved oil and gas reserves provided by the Company Entities to the Company Reserve Engineer in connection with the preparation of the Company Reserve Reports complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. The Company’s internal proved reserve estimates prepared by management for the year ended December 31, 2016 were not, taken as a whole, materially lower than the conclusions in such Company Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Company Reserve Reports that would have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company Entities are being received by them in a timely manner; and (B) as of December 31, 2016, no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties (to the extent operated by the Company or any Company Entity) are being held in suspense (by the Company, any Company Entity, any third-party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells. Section 4.9(b)(iii) of the Company Disclosure Letter sets forth all the Oil and Gas Leases included in any Company Entity’s Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12)-month period immediately following the Execution Date.

(iv)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by any Company Entity have been timely and properly paid. Except as would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect, no Company Entity (and, to the Company’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by any Company Entity and no Company Entity (or, to the Company’s Knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (1) that any Company Entity (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (2) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease.

(v)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Oil and Gas Properties operated by any Company Entity (and, to the Knowledge of the Company, all Oil and Gas Properties owned or held by any Company Entity and operated by a third party) have been operated in accordance with reasonable, prudent oil and gas field practices.

(vi)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company Entities is subject to any preferential, purchase, preemptive, consent or similar right which would become operative as a result of the entry into (or the consummation of) the Transactions.

(vii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no well included in the Oil and Gas Properties of the Company Entities that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Oil and Gas Leases or other instruments governing the Oil and Gas Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Entity has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company Entities, taken as a whole and is not reflected in the Company Reserve Reports.

(viii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company as of the Execution Date, Section 4.9(b)(viii) of the Company Disclosure Letter lists, as of December 31, 2016, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Company Entities’ Oil and Gas Properties.

(ix)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Company Entities’ Oil and Gas Properties, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(x)    As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on any Company Entity with respect to its or their respective Oil and Gas Properties that Company reasonably anticipates will individually require expenditures after the Effective Time of greater than $5,000,000.

(xi)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Oil and Gas Properties (i) with respect to which any Company Entity has received an order from any Governmental Entity requiring that such well be plugged and abandoned that has not been plugged and abandoned, (ii) that, to the Knowledge of Company, formerly produced but that are currently shut in or temporarily abandoned or were dry holes and have not been plugged in accordance with applicable Laws, (iii) that, to the Knowledge of Company, have been or are required to be plugged and abandoned but have not been plugged in accordance with applicable Laws or (iv) to the Knowledge of Company, with respect to which any Company Entity has any decommissioning obligations that are required to have been performed and which have not been performed in accordance with applicable Laws.

4.10    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in writing delivered to any Company Entity an unresolved claim that any Company Entity is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of the Company, no third party is infringing on the Intellectual Property owned by the Company Entities.

4.11    Environmental Matters.

(a)    Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    each of the Company Entities and its assets, real properties and operations are and, during the two (2) years preceding the Execution Date, have been, in compliance with all applicable Environmental Laws;

(ii)    each of the Company Entities possesses all Environmental Permits required for their operations as currently conducted and is in compliance with the terms of such Environmental Permits, and such Environmental Permits are in full force and effect and are not subject to any pending or, to the Knowledge of the Company, threatened Proceeding;

(iii)    none of the Company Entities nor any of their properties or operations or any person or entity whose liability any Company Entity has retained or assumed either contractually or by operation of Law, are subject to any pending or, to the Knowledge of the Company, threatened Proceeding arising under any Environmental Law, nor has any Company Entity received any written and pending notice, order or complaint from any Person alleging a violation of or liability arising under any Environmental Law; and

(iv)    there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Company Entities or, to the Knowledge of the Company, any offsite properties, or from or in connection with the Company Entities’ operations in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

(b)    The Company has made available to Parent complete and accurate copies of all reports, studies, investigations and audits that are in the Company’s possession or control, have been prepared within the two (2) years preceding the Execution Date, and that address any (i) condition of the Company Entities’ assets, properties or operations, (ii) non-compliance by any Company Entity with Environmental Laws, or (iii) liabilities that the Company Entities may have incurred pursuant to Environmental Laws, in each case with respect to clauses (ii) and (iii) to the extent that such matter could reasonably be expected to result in a Company Material Adverse Effect.

(c)    Except with respect to Sections 4.7, 4.8 and 4.17, this Section 4.11 represents the Company’s sole representations and warranties with respect to environmental matters.

(d)    None of the Company Entities is subject to any judgment, order or decree or any indemnity obligation with any other Person that would reasonably be expected to result in liabilities under applicable Environmental Laws or concerning Hazardous Substances.

4.12    Material Contracts.

(a)    As of the Execution Date, except for those Contracts set forth on Section 4.12(a) of the Company Disclosure Letter and excluding any Company Benefit Plans, none of the Company Entities is a party to or bound by any Contract that:

(i)    other than any employment agreement, includes any Company Related Person (other than the Company Entities) as a counterparty or third party beneficiary;

(ii)    contains any provision or covenant which (A) materially restricts any Company Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, or (B) would, after the Effective Time, materially restrict Parent and its Affiliates from engaging in any lawful business activity or competing with any Person;

(iii)    (A) relates to the creation, incurrence, assumption, or guarantee of any Indebtedness for borrowed money by any Company Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $2,500,000 and except any transactions solely among the Company Entities);

(iv)    is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Company Entity involving assets or obligations in excess of $5,000,000;

(v)    includes the acquisition or sale of assets with a book value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(vi)    provides for the sale of Hydrocarbons which contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(vii)    involves the transportation of more than 10 MMcf (or the MBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(viii)    provides for the sale by any Company Entity of Hydrocarbons that has a remaining term of greater than sixty (60) days and does not allow such Company Entity to terminate it without penalty on sixty (60) days’ or less notice;

(ix)    provides for a call or option on production, or acreage dedication or other commitment of Hydrocarbons produced from or otherwise attributable to any Company Entity’s Oil and Gas Properties to a gathering, transportation processing, storage treatment or other arrangement at or downstream of the wellhead;

(x)    any Oil and Gas Lease that contains express provisions (A) establishing bonus obligations or minimum royalty in excess of $1,250,000 that were not satisfied at the time of lease or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xi)    is an agreement pursuant to which any Company Entity has paid amounts associated with any Production Burdens in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it (and/or its Subsidiaries) will make payments associated with any Production Burdens in any of the next three (3) succeeding fiscal years that could, based on current projections, exceed $2,500,000 per year;

(xii)    is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Company Entities, taken as a whole, (B) would reasonably be expected to require the Company Entities to make expenditures in excess of $10,000,000 in the aggregate during the twelve (12)-month period following the Execution Date or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Company Entities, to participate in any future transactions with respect to any assets or properties of the Company Entities;

(xiii)    is an acquisition Contract that contains an “earn-out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of any Company Entity set forth in the Company Reserve Reports that have been provided to Parent prior to the Execution Date) that would be reasonably expected to result in payments after the Execution Date by the Company Entities in excess of $2,500,000;

(xiv)    relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in prices of commodities, including natural gas, natural gas liquids, crude oil and condensate;

(xv)    involves a sharing of profits, losses, costs or liabilities by any Company Entity with any other Person or pursuant to which any Company Entity has agreed to guarantee the performance obligations of any other Person (other than another Company Entity);

(xvi)    otherwise involves the annual payment by or to any Company Entity of more than $2,500,000 and cannot be terminated by the Company Entities on ninety (90) days’ or less notice without payment by the Company Entities of any penalty; or

(xvii)    is material to the Business but otherwise not of a type described in clauses (i) through (xvi) above.

(b)    Each Contract required to be disclosed pursuant to Section 4.12(a) (collectively, the “Company Material Contracts”) has been made available to Parent and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the applicable Company Entity, and is in full force and effect and enforceable in accordance with its terms against such Company Entity and, to the Knowledge of the Company, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Entities nor any other party to any Company Material Contract is in default or breach under the terms of any Company Material Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by such Company Entity or, to the Knowledge of the Company, any other party to any Company Material Contract, or would permit termination, modification or acceleration under any Company Material Contract.

4.13    Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 4.11, or relating to Tax matters, which are the subject of Section 4.15, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company Entities. There is no material judgment, order or decree outstanding against any Company Entity. To the Knowledge of the Company, as of the Execution Date, no officer or director of any Company Entity is a defendant in any Proceeding in connection with his or her status as an officer, director or manager of any Company Entity. No Company Entity nor any of their respective properties or assets is or are subject to any material judgment, order or decree of a Governmental Entity.

4.14    Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws, the Company Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Company Entities, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15    Taxes. Except as would not reasonably be expected to have, individuallyor in the aggregate, a Company Material Adverse Effect:

(a)    All Tax Returns required to be filed by any of the Company Entities have been timely filed (taking into account extensions of time for filing), each such Tax Return is complete and correct, and all Taxes that are due and payable from any of the Company Entities (including Taxes required to be withheld from payments to employees, creditors, equityholders or other Persons) have been paid in full.

(b)    There is no written claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any of the Company Entities for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of any of the Company Entities.

(c)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) on the assets of any Company Entity.

(d)    No audits or other administrative or judicial Proceedings are being conducted, are pending, or have been threatened in writing with respect to any Taxes or Tax Returns of any of the Company Entities.

(e)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for the assessment or payment of any Tax by any Company Entity.

(f)    No Company Entity has requested, has received, or is subject to any written ruling of a taxing authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(g)    None of the Company Entities (i) has been a member of an affiliated, consolidated, combined, or unitary group (other than a group the common parent of which is or was a Company Entity) for federal, state, local or foreign Tax purposes, or (ii) is a party to any Tax sharing, Tax allocation or similar agreement (other than any Tax sharing or indemnification provisions contained in any agreement (A) solely among the Company Entities or (B) entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)).

(h)    No Company Entity is liable for the Taxes of any other Person as a result of successor liability or transferee liability (whether pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or foreign Law or otherwise).

(i)    None of the Company Entities has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)    Each Company Entity is classified and, since the date of its formation, has been classified, as an entity disregarded as separate from its owner for U.S. federal income tax purposes. None of the Company Entities has elected to be treated as a corporation for U.S. federal income tax purposes, and no entity classification election under Treasury Regulations Section 301.7701-3 (or any analogous election under state or local law) is currently in effect for any Company Entity.

(k)    Neither Holdings nor any Company Entity has taken a position inconsistent with the classifications described in Section 4.15(j) for U.S. federal income tax purposes.

(l)    At the Closing, the Company will be classified as an entity disregarded as separate from Holdings for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3.

(m)    None of the Company Entities is aware of the existence of any facts, or has taken or agreed to take any action, that could reasonably be expected to prevent (i) the Mergers from together qualifying as a transaction described in Section 351 of the Code or (ii) the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.15 and in Section 4.16 are the sole and exclusive representations and warranties of the Company Entities with respect to Taxes.

4.16    Employee Benefits; Employment and Labor Matters.

(a)     Section 4.16(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan. With respect to each material Company

Benefit Plan, true and complete copies of each of the following documents, to the extent applicable, have been made available to the Parent Parties: (i) each Company Benefit Plan, and (ii) as applicable to each Company Benefit Plan, (A) the summary plan description, (B) the most recent determination letter (or opinion letter, as applicable), (C) the most recent actuarial report, related trusts, insurance or group annuity Contracts, (D) correspondence to or from any Governmental Entity, (E) administrative service agreements, and (F) each other funding or financing arrangement relating to any plan, including, in each case, all amendments, modifications or supplements thereto.

(b)    Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    each Company Benefit Plan has been established, operated and administered in compliance with its terms and applicable Law (including ERISA and the Code);

(ii)    as to any Company Benefit Plan intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of the Company, no Event has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan;

(iii)    all contributions (including employer contributions and employee salary reduction contributions) that are due and owing to each Company Benefit Plan have been timely paid or accrued in accordance with GAAP; and

(iv)    there are no unresolved claims or disputes (pending or threatened) under the terms of, or in connection with, any Company Benefit Plan other than routine undisputed claims for benefits.

(c)    No Company Entity nor an ERISA Affiliate of any Company Entity maintains or contributes to an employee welfare benefit plan that provides health or life insurance or other welfare benefits to retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code or for coverage through the end of the month of termination or during an applicable severance period).

(d)    No Company Entity nor any ERISA Affiliate of any Company Entity has, at any time during the preceding six (6) years, contributed to, been required to contribute to or had any liability with respect to any Multiemployer Plan or any plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by any Company Entity or any ERISA Affiliate of a Company Entity that has not been satisfied in full, and no condition exists that presents a risk to any Company Entity or any such ERISA Affiliates of incurring any such liability. No Event has occurred and, to the Knowledge of the Company, there currently exists no condition or circumstances that would subject any Company Entity to any Controlled Group Liability with respect to any employee benefit plan that is not a Company Benefit Plan.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer or director of any Company Entity to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (ii) increase the amount of any compensation or benefits otherwise payable by any Company Entity under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer or director of any Company Entity; or (v) limit or restrict the right of any Company Entity to merge, amend or terminate any Company Benefit Plan.

(g)    No Company Entity is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(h)    Each of the Company Entities (i) is in material compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, non-retaliation, labor relations, payment of wages and overtime, leaves of absence, employment Tax and social security, occupational health and safety, recordkeeping, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the WARN Act) or other terminations of employees that would create any obligations upon or liabilities for any Company Entity under the WARN Act or similar state and local laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of the Company, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any of the Company Entities; and (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies.

(i)    None of the Company Entities is or has ever been a party to or bound by the terms of any collective bargaining agreement or other agreement with any labor union or similar representative or potential representative of employees, nor has any of the Company Entities experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past three (3) years and there are no current union representation questions or petitions or organizing campaigns involving employees of any of the Company Entities and, to the Knowledge of the Company, no such questions, petitions or campaigns are threatened.

4.17    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy under which the

Company Entities is an insured or otherwise the principal beneficiary of coverage (collectively, the “Company Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company Entities are in compliance with the terms and conditions of such Company Insurance Policy; (b) no Company Entity is in breach or default under any Company Insurance Policy; and (c) no Event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Company Insurance Policy.

4.18    Derivative Transactions and Hedging. Section 4.18 of the Company Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company Entities) entered into by any of the Company Entities or for the account of any of their respective customers as of the Execution Date pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company Entities. The Company Entities have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

4.19    Related Party Matters. Except for Company Benefit Plans and through ownership of the Company LLC Interests, (a) the Company Entities are not, directly or indirectly, a party to, and have no continuing obligations under, any agreement (oral or written), arrangement or transaction with, or involving, or have made any commitment to, any Affiliate of the Company Entities (other than any Company Entity) or any director or officer of the Company Entities, or any of their respective family members or Persons in which any of them have, directly or indirectly, a material interest (any such Person, a “Company Related Person”), with respect to which the Company Entities have or will have, following the Closing Date, any liability and (b) no Affiliate of the Company Entities (other than any Company Entity) or director or officer of the Company Entities has, directly or indirectly, any interest in any asset, right or property (real or personal, tangible or intangible) used by the Company Entities or used in the conduct of the Business.

4.20    Brokers’ Fee. Except for the fees payable to Credit Suisse Securities (USA) LLC which shall be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.21     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Parent Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

4.22    No Other Representations or Warranties. Except for the representations and warranties contained in Article III, the Company agrees and acknowledges that none of the Parent Parties or any Person on behalf of the Parent Parties makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement and the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from the Company’s reliance on any such information.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.1    Conduct of Business of Parent.

(a)    Parent covenants and agrees as to itself and its Subsidiaries that, from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.1(a) of the Parent Disclosure Letter, or (3) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall and shall cause its Subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) maintain and preserve intact its business organization, (ii) keep available the services of key employees and (iii) maintain satisfactory relationships with customers, suppliers and distributors.

(b)    Without limiting the generality of this Section 5.1, and, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (4) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and shall not authorize or permit any of its Subsidiaries to:

(i)    in the case of Parent, make any change or amendment, or in the case of any Subsidiary of Parent make any material change or amendment, to its Organizational Documents;

(ii)    make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or purchase any securities or ownership interests or assets of, or make any investment in any Person, in each case, in excess of $5,000,000, other than (A) ordinary course acquisitions of inventory and equipment, (B) ordinary course overnight investments consistent with the cash management policies of Parent and (C) intercompany capital contributions or loans solely among Parent and/or its wholly owned Subsidiaries;

(iii)    make aggregate capital expenditures in excess of one hundred and ten percent (110%) of Parent’s 2017 and anticipated 2018 capital budgets, which are set forth on Section 5.1(b)(iii) of the Parent Disclosure Letter, or as required on an emergency basis or for the safety of individuals or the environment;

(iv)    other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice; (B) change any material method of Tax accounting; or (C) settle or compromise any material Tax Proceeding for an amount materially in excess of the amounts accrued or reserved with respect thereto in the Parent Financial Statements;

(v)    authorize, establish a record date for, declare or pay any dividends or other distribution (in cash, stock or other equity, property or a combination thereof) in respect of any of its capital stock or other equity securities except the declaration and payment of dividends or distributions from any direct or indirect wholly owned Subsidiary of Parent to Parent or any other wholly owned Subsidiary thereof;

(vi)    split, combine or reclassify any shares of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except for any such transaction by a direct or indirect wholly owned Subsidiary of Parent that remains a direct or indirect wholly owned Subsidiary of Parent or any of its Subsidiaries after consummation of such transaction;

(vii)    repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities, other than the acceptance of shares of Parent Common Stock as payment for the exercise price of Parent Stock Options or for withholding taxes incurred in connection with the exercise, vesting or settlement of Parent Equity Awards and dividend equivalents thereon;

(viii)    issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) capital stock or equity securities of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned Subsidiary of Parent of capital stock or equity securities to such Person’s parent or any other direct or indirect wholly owned Subsidiary of Parent, or sell, pledge or dispose of any equity interest in (or other interest that is convertible or exchangeable into any equity interest in) Parent or any of its Subsidiaries, in each case, excluding (1) the issuance of shares of Parent Common Stock in respect of the exercise or settlement of Parent Equity Awards that are outstanding on the Execution Date or granted thereafter in accordance with clause (2) of this Section 5.1(b)(viii) in accordance with their terms and (2) grants of Parent Equity Awards made in the ordinary course of business, consistent with past practice, in respect of up to an aggregate of 1,300,000 shares of Parent Common Stock;

(ix)    sell, assign, lease, transfer or otherwise dispose of any of its assets or properties (including any Equity Interests in any other Person), other than (A) sales of Hydrocarbons, inventory and obsolete equipment in the ordinary course of business by Parent or any of its Subsidiaries and (B) sales of assets to third parties for a purchase price that does not exceed $5,000,000 in the aggregate;

(x)    (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings for damages to the extent such settlements assess damages in excess of $5,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Parent Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state, local, or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would or would reasonably be expected to materially impair the business of the Parent Entities, taken as a whole, except, in the case of clauses (A) and (B) of this paragraph (x), relating to Taxes;

(xi)    create, incur, guarantee or assume any Indebtedness for borrowed money other than (A) Indebtedness outstanding on the Execution Date, (B) borrowings under the Existing Parent Credit Facility in accordance with its terms as of the date hereof (except as it may be amended to permit the Merger and the Transactions contemplated hereby, and in connection with the addition of the Company or any of its Subsidiaries as parties thereto at or after the Closing Date), and (C) Indebtedness solely among Parent and/or any Subsidiaries thereof;

(xii)    merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person, except transactions between Parent and any direct or indirect wholly owned Subsidiary of Parent or between direct or indirect wholly owned Subsidiaries of Parent;

(xiii)    take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv)    change or modify any material accounting policies, except as required by GAAP;

(xv)    except in the ordinary course of business, (A) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Parent Material Contracts; (B) enter into a Contract after the Execution Date that would be a Parent Material Contract described in Section 3.12(a) if entered into prior to the Execution Date; or (C) waive any default by, or release, settle or compromise any claim against, any other party to a Parent Material Contract; or

(xvi)    agree or commit to take any of the actions described above.

(c)    During the period from the Execution Date through the Effective Time, none of New Parent, Parent Merger Sub or Rio Grande Merger Sub shall engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement.

5.2    Conduct of Business by the Company Entities.

(a)    The Company covenants and agrees as to itself and its Subsidiaries that, from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, except as expressly permitted by this Agreement, as set forth in Section 5.2(a) of the Company Disclosure Letter or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause each Company Entity to conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) maintain and preserve intact its business organization, (ii) keep available the services of key employees and (iii) maintain satisfactory relationships with customers, suppliers and distributors.

(b)    Without limiting the generality of this Section 5.2, and, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.2(b) of the Company Disclosure Letter, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (4) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Subsidiaries to:

(i)    make any change or amendment to its Organizational Documents;

(ii)    make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or purchase any securities or ownership interests or assets of, or make any investment in any Person, in each case, in excess of $5,000,000, other than (A) ordinary course acquisitions of inventory and equipment, (B) ordinary course overnight investments consistent with the cash management policies of the Company and (C) intercompany capital contributions or loans solely among the Company and/or its wholly owned Subsidiaries;

(iii)    make aggregate capital expenditures in excess of one hundred and ten percent (110%) of Company’s 2017 and anticipated 2018 capital budgets, which are set forth on Section 5.2(b)(iii) of the Company Disclosure Letter, or as required on an emergency basis or for the safety of individuals or the environment;

(iv)    other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice, (B) make, change or revoke any election described in Section 4.15(j); (C) change any material method of Tax accounting; or (D) settle or compromise any material Tax Proceeding for an amount materially in excess of the amounts accrued or reserved with respect thereto in the Company Financial Statements;

(v)    authorize, establish a record date for, declare or pay any dividends or other distribution (in cash, stock or other equity, property or a combination thereof) in respect of any shares of its capital stock or other equity securities, except the declaration and payment of dividends or distributions from any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary thereof;

(vi)    split, combine or reclassify any shares of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except for any such transaction by a direct or indirect wholly owned Subsidiary of the Company that remains a direct or indirect wholly owned Subsidiary of the Company or any of its Subsidiaries after consummation of such transaction;

(vii)    repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities;

(viii)    issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) capital stock or equity securities of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned Subsidiary of the Company of capital stock or equity securities to such Person’s parent or any other direct or indirect wholly owned Subsidiary of the Company; or sell, pledge or dispose of any equity interest in (or other interest that is convertible or exchangeable into any equity interest in) the Company or any of its Subsidiaries;

(ix)    sell, assign, lease, transfer or otherwise dispose of its assets or properties (including any Equity Interests in any other Person), other than (A) sales of Hydrocarbons, inventory and obsolete equipment in the ordinary course of business by the Company or any of its Subsidiaries and (B) sales of assets to third parties for a purchase price that does not exceed $5,000,000 in the aggregate;

(x)    redeem, repurchase, prepay, create, incur, guarantee, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than incurrences of Indebtedness under the Existing Company Credit Agreement, provided that the amount of Indebtedness outstanding under the Existing Company Credit Agreement shall not exceed $54,000,000 in the aggregate at any time;

(xi)    (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings for damages to the extent such settlements assess damages in excess of $5,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Company Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state, local or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would or would reasonably be expected to materially impair the business of the Company Entities, taken as a whole, except, in the case of clauses (A) and (B) of this paragraph (xi), relating to Taxes;

(xii)    merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person, except transactions between the Company and any direct or indirect wholly owned Subsidiary of the Company or between direct or indirect wholly owned Subsidiaries of the Company;

(xiii)    take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv)    change or modify any material accounting policies, except as required by GAAP;

(xv)    except as required by the existing terms of any Company Benefit Plan in existence as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, other than annual base salary increases in the ordinary course of business, consistent with past practice, that do not, in the aggregate, exceed 3% of the aggregate annual base salaries of all employees as of the date hereof, (B) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) enter into any employment, severance, change of control or retention agreement (excluding offer letters that provide for no severance or change of control benefits) with any of its directors, officers, employees or individual independent contractors, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or representative of employees or Company Benefit Plan, except any amendments to Company Benefit Plans that are health and welfare plans in the ordinary course of business consistent with past practice that do not increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, or (G) hire or retain any employee or individual independent contractor other than in the ordinary course of business in respect of individuals whose total annual cash compensation is not in excess of $100,000;

(xvi)    except in the ordinary course of business, (A) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Company Material Contracts; (B) enter into a Contract after the Execution Date that would be a Company Material Contract described in Section 4.12(a) if entered into prior to the Execution Date; or (C) waive any default by, or release, settle or compromise any claim against, any other party to a Company Material Contract; or

(xvii)    agree, or commit to take any of the actions described above.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    No Solicitation.

(a)    Parent shall, and shall cause the other Parent Entities and its and their Representatives to, (x) cease and cause to be terminated any solicitation, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives acting in their capacity as such) regarding any Parent Alternative Proposal, or that could reasonably be expected to lead to a Parent Alternative Proposal, (y) request in writing each Person with whom discussions, negotiations or any exchange of non-public information has occurred that all non-public information previously furnished to any such Person be returned or destroyed promptly and use reasonable best efforts to ensure such return or destruction and (z) shut down any physical or electronic “data room” or analogous access to information. Parent shall, and shall cause the other Parent Entities to, (x) not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill,” nondisclosure or similar agreement or provision to which Parent or any of its Subsidiaries is or becomes a party or under which any of Parent or its Subsidiaries has any rights, unless the failure to take such action would be inconsistent with the Parent directors’ fiduciary duties under applicable Law and (y) use its reasonable best efforts to enforce each such agreement or provision upon the request of the Company. Except as otherwise expressly permitted by this Section 6.1, from and after the Execution Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII hereof, Parent shall not, and shall cause the other Parent Entities and its and their Representatives not to, directly or indirectly:

(i)    solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, a Parent Alternative Proposal;

(ii)    engage or participate in any discussions or negotiations with, or provide any non-public information or access to the business, properties, assets, books or records of the Parent Entities to, or cooperate with, assist or facilitate any efforts by, any Person relating to or in connection with, or that could reasonably be expected to lead to, a Parent Alternative Proposal;

(iii)    accept any proposal or offer from any Person relating to a Parent Alternative Proposal;

(iv)     approve, adopt, enter into or recommend any contract, letter of intent or similar agreement with any Person (other than the Company) relating to or in connection with a Parent Alternative Proposal (other than a confidentiality agreement as provided in Section 6.1(d)(i)); or

(v)    resolve, agree or publicly propose to, or permit Parent or any of its Subsidiaries or any of its Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) – (iv).

(b)    Except as expressly permitted in and in accordance with the terms of Section 6.1(d), Parent Board or any committee thereof shall not (i) fail to include the Parent Recommendation in the Proxy Statement, (ii) amend, withdraw, modify or qualify or propose publicly to amend, withdraw, modify or qualify, in a manner adverse to the Company, the Parent Recommendation, (iii) recommend, adopt, authorize, endorse, declare advisable or approve, or propose publicly to recommend, adopt, authorize, endorse, declare advisable or approve, any Parent Alternative Proposal or (iv) fail to recommend against any tender or exchange offer for any outstanding capital stock of Parent or any of its Subsidiaries within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (the taking of any action described in this Section 6.1(b) being referred to as a “Parent Recommendation Change”).

(c)    From and after the Execution Date, Parent shall promptly (and in each case within twenty-four (24) hours thereof) advise the Company of the receipt by any Parent Entities or any of their respective Representatives of any Parent Alternative Proposal made on or after the Execution Date, any inquiry or proposal that could reasonably be expected to lead to a Parent Alternative Proposal, any request for non-public information or data relating to Parent or any its Subsidiaries made by any Person in connection with a Parent Alternative Proposal and any request for discussions or negotiations with any Parent Entity or a Representative of a Parent Entity relating to, or that could reasonably be expected to lead to, a Parent Alternative Proposal (in each case within twenty-four (24) hours thereof), and Parent shall provide to the Company (within such twenty-four (24) hour time frame) (i) if such Parent Alternative Proposal, inquiry, proposal or request is in writing, a copy of any such Parent Alternative Proposal, inquiry, proposal or request made in writing and (ii) if such Parent Alternative Proposal, inquiry, proposal or request is oral, a written summary of the material terms of such Parent Alternative Proposal, inquiry, proposal or request (including the identity of the Person making such Parent Alternative Proposal, inquiry, proposal or request) and, in the case of each of the foregoing clauses (i) and (ii) copies of all material correspondence (but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the initial written Parent Alternative Proposal, inquiry, proposal or request) sent or provided to any Parent Entity or any Parent Entity’s Representatives relating to such Parent Alternative Proposal, inquiry, proposal or request. Parent shall keep the Company reasonably informed on a reasonably current basis with respect to the status and material terms of any such Parent Alternative Proposal, inquiry, proposal or request and any material changes to the status of any such discussions or negotiations, and shall promptly (and in no event later than twenty-four (24) hours after transmittal or receipt), provide the Company with copies of any material correspondence, and with respect to material oral communications, a written summary of such correspondence or communications, between: (x) on the one hand, Parent or any of its Representatives; and (y) on the other hand, the Person that made or submitted such Parent Alternative Proposal, request, inquiry or proposal or any Representative of such Person.

(d)    Parent, directly or indirectly through one or more of its Representatives, may:

(i)    prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Section 6.1(a)(i) or 6.1(a)(ii) solely with and to any Person who has made a bona fide written Parent Alternative Proposal after the Execution Date that did not result from, or was otherwise knowingly facilitated by, a breach of this Section 6.1; provided, however, that (A) no non-public information may be furnished to such Person until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement may not contain provisions that prohibit Parent from complying with the provisions of this Section 6.1 and Parent provides the Company (x) as promptly as practicable and prior to providing any nonpublic information, a copy of such executed confidentiality agreement and (y) substantially concurrently with providing it to any such other Person, any non-public information (or access with respect thereto) to Parent and its Subsidiaries furnished to such other Person which was not previously furnished to the Company and (B) prior to taking any such actions, the Parent Board determines in good faith, after consultation with its financial advisors and legal counsel, that (1) such Parent Alternative Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and (2) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law;

(ii)    prior to the receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Alternative Proposal received by Parent after the Execution Date that did not result from, or was otherwise facilitated by, a breach of this Section 6.1, the Parent Board may effect a Parent Recommendation Change or to terminate this Agreement pursuant to Section 8.1(f) in order to enter into a definitive agreement relating to such Parent Superior Proposal, if prior to taking such action the Parent Board reasonably determines in good faith after consultation with its financial advisors and outside legal counsel that (A) such Parent Alternative Proposal is a Parent Superior Proposal and (B) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to effecting such Parent Change in Recommendation or terminating this Agreement pursuant to Section 8.1(f), (A) Parent shall have given at least five (5) Business Days’ prior written notice to the Company that Parent has received such proposal, specifying the material terms and conditions of such proposal (including a copy of the most current version of the proposed agreement under which such Parent Superior Proposal is proposed to be consummated and any other material documents (including financing commitments, if any) and correspondence in respect thereof, including the identity of the Person making such proposal), and, that Parent intends to take such action at the end of the notice period, which notice shall specify the basis for such Parent Recommendation Change (such notice being referred to herein as a “Parent SP Recommendation Change Notice”), (B) during the five (5) Business Day period starting after the date on which such notice is received, if requested by the Company, Parent shall, and shall cause its Subsidiaries and its Representatives to negotiate in good faith with the Company and the Company’s Representatives (to the extent the Company wishes to negotiate), which may be on a non-exclusive basis with respect to other negotiations or discussions permitted by this Section 6.1, to revise the terms and conditions of this Agreement such that it would cause the Parent Alternative Proposal to no longer be a Parent Superior Proposal, and (C) following such five (5) Business Day period, the Parent Board after taking into account in good faith any revisions to the terms of this Agreement committed to in writing by the Company and, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Alternative Proposal remains a Parent Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; each time material modifications to the terms of a Parent Alternative Proposal determined to be a Parent Superior Proposal are made a new Parent SP Recommendation Change Notice shall be required, and in such case, the time periods set forth in the foregoing clauses (B) and (C) with respect to the new notice shall be three (3) Business Days; and

(iii)    prior to the obtaining of the Parent Stockholder Approval, the Parent Board may make a Parent Recommendation Change of the type described in clause (i) or (ii) of the definition thereof in response to a Parent Intervening Event if prior to taking such action the Parent Board reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Parent Board to make such Parent Recommendation Change would be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided, however, that prior to effecting such Parent Recommendation Change (A) Parent shall have given the Company at least five (5) Business Days’ prior written notice informing the Company that Parent has determined that a Parent Intervening Event has occurred or arisen (which notice will reasonably describe such Parent Intervening Event) and Parent intends to effect a Parent Recommendation Change at the end of the notice period (such notice being referred to herein as a “Parent Recommendation Change Notice”), (B) during the five (5) Business Day period starting after the date on which such Parent Recommendation Change Notice is received, if requested by the Company, Parent shall, and shall cause its Subsidiaries and its Representatives to negotiate in good faith with the Company and the Company’s Representatives (to the extent the Company wishes to negotiate), which may be on a non-exclusive basis with respect to other negotiations or discussions permitted by this Section 6.1, to revise the terms and conditions of this Agreement such that a failure of the Parent Board to effect such a Parent Recommendation Change in response to such Parent Intervening Event would not be inconsistent with the directors’ fiduciary duties under applicable Law, and (C) following such five (5) Business Day period after the date of the Parent Recommendation Change Notice, the Parent Board after taking into account in good faith any changes to the terms of this Agreement proposed by the Company and, after consultation with its financial advisors and outside legal counsel, shall have reasonably determined in good faith that the failure to effect such a Parent Recommendation Change would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(e)    No Parent Recommendation Change shall change the approval of this Agreement for purposes of DGCL, and in no event shall Parent or Parent Board be permitted to rescind or amend the resolutions approving this Agreement as in effect on the Execution Date.

6.2    Preparation of Proxy Statement and Registration Statement.

(a)     As promptly as practicable following the Execution Date, Parent and New Parent, as applicable, shall prepare and cause to be filed with the SEC, (i) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the Parent Stockholder Approval and (ii) a registration statement on Form S-4, to register the issuance of the New Parent Common Stock to be issued pursuant to the Parent Merger as Parent Merger Consideration (together with all amendments thereto, the “Registration Statement”), and in which the Proxy Statement will be included as a prospectus. Parent shall cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law. The Company shall (i) cooperate with Parent in the preparation of the Proxy Statement and the Registration Statement; (ii) use its reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement and the Registration Statement and (iii) use its reasonable best efforts to provide such other assistance as may be reasonably requested by Parent or Parent’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement. Each of Parent and New Parent shall use its reasonable best efforts to have the Registration Statement declared effective, including the execution of any required undertaking to file post-effective amendments, and the Proxy Statement cleared by the SEC as promptly as is practicable after filing and keep the Registration Statement effective for so long as necessary to consummate the Transactions, and each of Parent and New Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Parent Common Stock as promptly as reasonably practicable after the Registration Statement shall have been declared effective and the Proxy Statement shall have been cleared by the SEC. Each party shall also take any action required to be taken and make any necessary filings under the Securities Act, the Exchange Act or any applicable state securities Laws in connection with the Transactions, this Agreement or the issuance of New Parent Common Stock in the Transactions. All filings by the Company or Parent with the SEC in connection with the Transactions and all mailings to the stockholders of Parent in connection with the Transactions shall be subject to the reasonable opportunity for prior review and comment by the other party, which comments the Company or Parent, as applicable, shall consider in good faith, acting reasonably.

(b)    The Company and Parent each agrees, as to itself and its Subsidiaries, to use reasonable best efforts so that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading and (ii) the Proxy

Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading.

(c)    If at any time prior to the Effective Time, any party discovers any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and Parent shall promptly cause to be filed with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such information to the stockholders of Parent. Nothing in this Section 6.2(c) shall limit the obligations of any party under Sections 6.2(a), 6.2(b) and 6.2(d).

(d)    The parties shall notify each other promptly of the receipt of any correspondence, communications or comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with (i) copies of all correspondence and a description of all material oral discussions between it or any of its respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Transactions and (ii) copies of all orders of the SEC relating to the Proxy Statement or the Registration Statement.

6.3    Stockholders Meeting; Recommendations. Parent shall take, in accordance with the DGCL and its Organizational Documents, all actions reasonably necessary to mail the Proxy Statement to Parent’s stockholders and to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement is declared effective for the purpose of securing the Parent Stockholder Approval. Unless a Parent Recommendation Change is effected in accordance with Section 6.1, the Proxy Statement shall (i) state that the Parent Board has unanimously (A) approved this Agreement and the Transactions; (B) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders; and (C) include the Parent Recommendation; and (ii) subject to the consent of the Parent Financial Advisor, which consent has been obtained, include the Parent Fairness Opinion. Unless a Parent Recommendation Change is effected in accordance with Section 6.1, Parent shall use its reasonable best efforts to solicit from stockholders of Parent votes in favor of the Parent Stockholder Approval. Notwithstanding any Parent Recommendation Change, this Agreement shall be submitted to the stockholders of Parent at the Parent Stockholder Meeting and nothing contained herein shall be deemed to relieve Parent of such obligation unless this Agreement has been validly terminated pursuant to the terms hereof. In addition to the foregoing, Parent shall not submit to the vote of its stockholders any Parent Alternative Proposal or other acquisition proposal other than the Transactions. Anything to the contrary contained in this Agreement notwithstanding, Parent may adjourn or postpone the Parent Stockholder Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement that Parent has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law is provided to Parent’s stockholders, (ii) if, as of the time for which the meeting of Parent’s stockholders is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (iii) with the consent of the Company, to solicit additional proxies necessary to obtain the Parent Stockholder Approval; provided, however, that no adjournment may be to a date on or after three (3) Business Days prior to the End Date.

6.4    Access to Information; Confidentiality.

(a)    Subject to applicable Law, Parent will provide and will cause Parent’s Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”) to provide the Company and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, customers, suppliers, properties, books and records of Parent and its Subsidiaries (so long as such access does not unreasonably interfere with the operations of Parent and its Subsidiaries) as the Company may reasonably request (including for the purposes of conducting environmental due diligence). Subject to applicable Law, the Company will provide and will cause the Company’s Subsidiaries and its and their respective Representatives to provide Parent and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, properties, books and records of the Company Entities (so long as such access does not unreasonably interfere with the operations of any Company Entities) as Parent may reasonably request (including for the purposes of planning the operation of New Parent after the Effective Time and conducting environmental due diligence). No party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other party’s good faith opinion the disclosure of which could subject such other party or any of its Subsidiaries to risk of liability. Notwithstanding anything to the contrary herein, no party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of such other party, which may be granted or withheld in its sole discretion.

(b)    With respect to any information disclosed pursuant to this Section 6.4 each of the Company and Parent shall comply with, and shall cause each of its Subsidiaries and their respective Representatives to comply with, all of its obligations under the mutual nondisclosure and confidentiality agreement, dated October 9, 2017, previously executed by the Company and Parent (the “Confidentiality Agreement”). No party shall be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such party or any Subsidiary of such party or contravene any Contract, Law or order (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

6.5    Efforts to Consummate; Notification.

(a)    Subject to the terms and conditions of this Agreement, each of the Company, Holdings and the Parent Parties will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including using reasonable best efforts to, and with regards to clauses (ii) and (iv), the Fund shall use its reasonable best efforts to, (i) cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Proceeding by any Governmental Entity by the End Date, (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties, (iv) defend any investigations or Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Entity that could prevent or delay the Transactions or the consummation of the Transactions and (v) execute and deliver additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement.

(b)    In furtherance and not in limitation of the foregoing, Parent, Holdings, the Fund and the Company shall (i) if at any time the parties determine that a filing is required under the HSR Act with respect to the Transactions by a party or any of its Affiliates, such party shall make or cause to be made any such filings as promptly reasonably as practicable thereafter, and in no event later than ten (10) Business Days after such determination, (ii) furnish to any other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the Transactions, (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions, (iv) promptly notify the other party of any communication between that party and the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the application of a Regulatory Law to any of the Transactions, (v) discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Entity or, in connection with any proceeding by a private party to any other Person, relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with the Transactions, (vi) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Entity in respect of any filings, investigation or inquiry relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (vii) furnish the other party promptly with copies of all correspondence and communications relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law between them and their Affiliates and their respective Representatives on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Transactions, and (viii) act in good faith and use reasonable best efforts to cooperate with the other party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 6.5(b) notwithstanding, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of Parent and its Subsidiaries or the Company Entities or as necessary to address reasonable privilege concerns. In furtherance and not in limitation of the foregoing, the Company, Holdings, the Fund and Parent agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other parties, not to be unreasonably withheld or delayed. From and after the Execution Date, the parties shall convene once every seven (7) days to undertake an assessment of whether any filings are required of any party under the HSR Act with respect to the Transactions (a “Filing Determination”); provided, that, once the date of the Parent Stockholder Meeting is set by Parent, the parties shall no longer be required to convene for a Filing Determination so long as the date of the then-most-recent Filing Determination is within fifty (50) days of the date of the Parent Stockholder Meeting.

(c)    Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, the Fund, Holdings or any of their respective Affiliates (other than the Company and its Subsidiaries) to agree to (i) sell, divest, discontinue, hold separate or limit any assets, businesses or interests, (ii) terminate, modify, or create any ventures, (iii) terminate or modify any existing relationships, contractual rights or obligations, (iv) effectuate any other changes or restructurings, (v) create any contractual rights or obligations or firewalls, (vi) refrain from making any investment or acquisition, or (vii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; provided, that this Section 6.5(c) does not apply to the Company or its Subsidiaries.

6.6    Certain Notices. The Company and Parent shall each promptly advise the other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (b) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

6.7    Public Announcements. The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed upon by the Company and Parent. Thereafter, the Company and Parent shall consult with each other and provide each other with the opportunity to review and comment upon any press release or other public statements with respect to the Transactions or this Agreement and shall not issue any such other press release prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party and provide the other party with an opportunity to review and comment on the content of the proposed disclosure, which comments such party shall consider in good faith, acting reasonable, before issuing any such press release or making any such public announcement; provided, however, that (i) each of the Company and Parent may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 6.7 and (ii) Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 6.7.

6.8    Indemnification of Directors and Officers.

(a)    From and after the Effective Time, New Parent shall indemnify and hold harmless (and advance funds in respect of each), in the same manner as provided by the Company and Parent, as applicable, immediately prior to the Execution Date, each present and former director, officer and employee of the Company or Parent, or any of their respective Subsidiaries (in all of their capacities (collectively, the “Indemnified Parties”)), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions by directors or officers of Parent or its Subsidiaries in their capacities as such arising in connection with the Transactions), and shall provide advancement of expenses to the Indemnified Parties, in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the Execution Date by the Company pursuant to the Company’s Organizational Documents and indemnification agreements, if any, or by any one of the Company’s Subsidiaries pursuant to such Subsidiary’s Organizational Documents and indemnification agreements of any Subsidiary of the Company, if any, in existence on the Execution Date.

(b)    New Parent agrees that, until the six (6) year anniversary date of the Effective Time, New Parent’s Organizational Documents shall contain provisions no less favorable with respect to indemnification of the current and former directors and officers of the Company or of Parent than are provided in the New Parent Certificate and the New Parent Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(c)    For six (6) years after the Effective Time, New Parent shall maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Parent that provides coverage for acts or omissions occurring prior to the Effective Time covering each such person covered by the officers’ and directors’ liability insurance policy of the Company on terms with respect to coverage and in amounts no less favorable in the aggregate than those of the Company’s directors’ and officers’ insurance policy in effect on the Execution Date; provided, however, that New Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by Parent for such coverage; and provided, further, however, that if any annual premium for such insurance coverage exceeds 300% of such annual premium, New Parent shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. New Parent’s obligations under this Section 6.8(c) may be satisfied by New Parent, or, with the approval (such approval not to be unreasonably withheld) of the Company, Parent, purchasing a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each person covered by the Company’s directors’ and officers’ insurance policy in effect on the Execution Date or at the Effective Time for actions and omissions occurring prior to the Effective Time, and (iii) contains terms that are no less favorable in the aggregate than those of the Company’s directors’ and officers’ insurance policy in effect on the Execution Date. If such “tail” policy has been obtained by the Company prior to the Effective Time, New Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by New Parent.

(d)    The provisions of this Section 6.8, are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. New Parent shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity obligations provided in this Section 6.8 unless it is ultimately determined that such Indemnified Party is not entitled to such indemnity.

(e)    For a period of six (6) years after the Effective Time, if New Parent, or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of New Parent honor the indemnification obligations set forth in this Section 6.8.

6.9    Employee Matters.

(a)    For a period of one (1) year following the Closing Date, New Parent shall or shall cause its applicable Subsidiaries to provide employees of the Company or its Subsidiaries who are employed as of the Effective Time and who continue in the employ of New Parent or any of its Subsidiaries following the Closing Date ( the “Continuing Employees”) with the following for so long as they remain so employed compensation and benefits that are commensurate with the compensation and benefits provided to similarly situated employees of Parent.

(b)    From and after the Closing, New Parent shall give each Continuing Employee full credit for all purposes under any employee benefit plans sponsored, maintained or contributed to by New Parent or any of its Affiliates for such Continuing Employee’s service with any Company Entity and with any predecessor employer to the same extent recognized prior to the Closing under a corresponding Company Benefit Plan; provided that the foregoing service recognition shall not apply (i) to the extent such credit would result in the duplication of benefits for the same period of service, (ii) for purposes of benefit accrual under any defined benefit pension plan or retiree welfare plan, or (iii) for purposes of any benefit plan that is frozen or provides grandfathered benefits.

(c)    Between the date hereof and the Closing Date, if Parent advises the Company in writing at least ten (10) Business Days prior to the Closing Date that Parent desires to take assignment of any agreement on Section 6.9(c) of the Company Disclosure Letter (which agreements constitute the only Company Benefit Plans providing for any actual or contingent severance liability, other than the New Severance Arrangements (as defined below)), Holdings shall take all actions necessary to assign to the Company such agreement prior to the Effective Time, such that the Company shall be able to enforce the restrictive covenants thereunder (it being understood that such assignment shall in no manner result in the Company assuming any obligations in respect of Holdings’ incentive programs or in respect of any compensatory arrangements other than the potential severance payments referenced in such agreements). Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to adopt severance arrangements for employees of the Company that provide for potential severance obligations of the Company to such employees (the “New Severance Arrangements”), provided that in no event shall the potential costs (including payroll Taxes) of the New Severance Arrangements exceed $3,500,000 in the aggregate.

(d)    Without limiting Section 11.6, nothing in this Agreement shall constitute an amendment to, or be construed as amending, any employee benefit plan sponsored, maintained or contributed to by any Person. The provisions of this Section 6.9 are for the sole benefit of the parties hereto and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee (or spouse or dependent thereof) of Parent, New Parent, the Company or any of their respective Subsidiaries, other than the parties hereto and their respective permitted successors and assigns), any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement shall give any employee or other service provider of Parent, New Parent, the Company or any of their respective Subsidiaries or any other Person any right to continued employment or service.

6.10     Section 16(b) Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any disposition of equity securities of Parent (including derivative securities with respect there) or acquisition of equity securities of New Parent (including derivative securities with respect thereto) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or who will become subject to such reporting requirements with respect to New Parent to be exempt under Rule 16b-3 under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

6.11    Takeover Laws. If any Takeover Laws or any anti-takeover provision or restriction on ownership in the Organizational Documents of Parent is or may become applicable to the Transactions, Parent and the Parent Board shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in Parent’s Organizational Documents on such transactions.

6.12    Exchange Listing. Parent shall use its reasonable best efforts to cause the New Parent Common Stock to be issued to Holdings and Parent stockholders pursuant to the Mergers to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Effective Time.

6.13    Tax Matters.

(a)    Each of Parent, New Parent, the Company and Holdings (i) shall use its reasonable best efforts to cause the Mergers to together qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries and Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Mergers from together qualifying, as a transaction described in Section 351 of the Code and (ii) shall use its reasonable best efforts to cause the Parent Merger to qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries or Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Parent Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    Each of Parent, the Company and Holdings shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 7.2(d) and 7.3(d). Such opinions shall be based, in part, on (i) a duly executed certificate substantially in the form attached hereto as Exhibit C1 (the “Company Tax Certificate”), (ii) a duly executed certificate substantially in the form attached hereto as Exhibit C2 (the “Holdings Tax Certificate”), (iii) a duly executed certificate substantially in the form attached hereto as Exhibit C3 (the “Parent 351 Tax Certificate”), (iv) a duly executed certificate substantially in the form attached hereto as Exhibit C4 (the “Parent 368 Tax Certificate”), and (v) a duly executed certificate substantially in the form attached hereto as Exhibit C5 (the “New Parent 368 Tax Certificate”), in each case, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC). Parent, New Parent, the Company and Holdings shall provide such other information as reasonably requested by each of Company Tax Counsel and Parent Tax Counsel for purposes of rendering the opinions described in Sections 7.2(d) and 7.3(d), as applicable. The Company (x) represents that it has been advised by Company Tax Counsel that, absent a relevant change in law prior to the Closing, the forms of tax certificates attached hereto as Exhibit C1, Exhibit C2, and Exhibit C3, if duly executed and delivered to Company Tax Counsel immediately prior to the Closing, would be sufficient to enable Company Tax Counsel to deliver the opinion referred to in Section 7.2(d) and (y) acknowledges and agrees that nothing contained in such forms of tax certificates, if duly executed and delivered to Company Tax Counsel immediately prior to the Closing, would cause the opinion referred to in Section 7.2(d) to fail to be reasonably satisfactory to the Company. Parent (x) represents that it has been advised by Parent Tax Counsel that, absent a relevant change in law prior to the Closing, the forms of tax certificates attached hereto as Exhibit C1, Exhibit C2, Exhibit C3, Exhibit C4 and Exhibit C5, if duly executed and delivered to Parent Tax Counsel immediately prior to the Closing, would be sufficient to enable Parent Tax Counsel to deliver the opinion referred to in Section 7.3(d) and (y) acknowledges and agrees that nothing contained in such forms of tax certificates, if duly executed and delivered to Parent Tax Counsel immediately prior to the Closing, would cause the opinion referred to in Section 7.3(d) to fail to be reasonably satisfactory to Parent.

(c)    At Closing, Holdings shall deliver to Parent a certification of non-foreign status duly executed by Holdings substantially in the form of the applicable sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), to the effect that Holdings is not a foreign person.

6.14    Financing Cooperation.

(a)    The Company shall, and shall cause the Company’s Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts to provide to Parent all customary cooperation reasonably requested by Parent in connection with (x) any equity capital markets financing of Parent, and/or (y) in connection with any amendments to, or consent solicitations or exchange offers with respect to, Parent’s or the Company’s existing Indebtedness (any such transaction described in clause (x) or (y), a “Financing”); provided, however, that anything in this Section 6.14 to the contrary notwithstanding, (1) in no event shall the “reasonable best efforts” of the Company, its Subsidiaries or Company Representatives be deemed or construed to require such Persons to, and such Persons shall not be required, to provide such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of the Company’s Subsidiaries, (2) neither the Company’s board of directors nor any of the Company’s Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) prior to the Effective Time, and (3) neither the Company nor any of the Company’s Subsidiaries shall be required to execute or deliver any agreements, certificates or instruments in connection with any Financing (or any alternative financing) (other than customary representation letters and authorization letters) that is not contingent on the Effective Time.

(b)    The Company hereby consents to the use of its and the Company’s Subsidiaries’ logos in connection with the Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company’s Subsidiaries or the reputation or goodwill of the Company or any of the Company’s Subsidiaries.

(c)    Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the

Company or any of the Company’s Subsidiaries in connection with such cooperation contemplated by this Section 6.14. Parent shall indemnify and hold harmless the Company, the Company’s Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with this Section 6.14) and any information utilized in connection therewith (other than historical information provided in writing by the Company or the Company’s Subsidiaries specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence, willful misconduct or material breach of this Section 6.14 by the Company, any of the Company’s Subsidiaries or the Company Representatives.

6.15    Treatment of Certain Indebtedness. The Company shall, and shall cause each of its Subsidiaries to, after the receipt of a request from Parent to do so, deliver lien terminations and instruments of discharge (including a customary payoff letter) with respect to the Existing Company Credit Agreement to be delivered at the Closing and give any other notices requested by Parent in order to facilitate repayment of the Existing Company Credit Agreement. In addition, the Company will use reasonable best efforts to assist Parent, at Parent’s request, in facilitating the termination, amendment, or assumption of any Derivative Transactions of the Company or any Subsidiary thereof in connection with the consummation of the Transactions.

6.16     Stockholder Litigation. Each party shall promptly notify the other party in writing of any litigation related to this Agreement, the Mergers or the other Transactions that is brought against such party, its Subsidiaries and/or any of their respective directors and shall keep the other party informed on a reasonably current basis with respect to the status thereof. Parent shall give (i) the Company the opportunity to participate, at its expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, (ii) afford the Company a reasonable opportunity to review and comment on filings and responses related thereto, which comments Parent shall consider and implement in good faith, acting reasonably and (iii) keep the Company apprised of, and consult with the Company with respect to, proposed strategy and any significant decisions related thereto, and Parent shall not settle or offer to settle any such litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

6.17    Parent Covenants. Parent shall use its reasonable best efforts to perform and comply with its obligations under, to enforce its rights under, and to consummate or complete the transactions and matters contemplated by the Section 6.17 Agreements.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each party to effect the Transactions are subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)    Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(b)    Approvals. Any waiting periods applicable to the Transactions under the HSR Act shall have been terminated or expired.

(c)    No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or order (whether temporary, preliminary or permanent) that enjoins or otherwise prohibits or makes illegal the consummation of any of the Transactions.

(d)    Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and be in effect and no Proceeding for that purpose shall be pending.

(e)    Exchange Listing. The New Parent Common Stock to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2    Additional Conditions to the Company’s Obligations. The obligations of the Company to effect the Transactions are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Parent Parties (i) in this Agreement (other than those described in clauses (ii), (iii) and (iv) below) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect”) in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except where the aggregate failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) in Section 3.5 shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date) other than in de minimis respects; (iii) in Sections 3.1 (first sentence only), 3.2, 3.3(a), 3.19, 3.21 and 3.22 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date; and (iv) in Section 3.8(c) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date.

(b)    Agreements and Covenants. The Parent Parties shall have performed, or complied with, in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(c)    Compliance Certificate. The Company shall have received a certificate signed by a senior executive officer of Parent dated the Closing Date confirming that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)    Tax Opinion. The Company shall have received a written opinion from Vinson & Elkins LLP or KPMG LLP (“Company Tax Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers should together qualify as a transaction described in Section 351 of the Code. In rendering the opinion described in this Section 6.2(d), Company Tax Counsel may rely upon the Company Tax Certificate, the Holdings Tax Certificate, the Parent 351 Tax Certificate, and such other information requested by and provided to it by the Company, Holdings, New Parent and/or Parent for purposes of rendering such opinion.

(e)    Stockholders Agreement. New Parent shall have delivered to the Company a duly executed copy of the Stockholders Agreement.

7.3    Additional Conditions to Parent’s Obligations. The obligations of Parent to effect the Transactions are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company (i) in this Agreement (other than those described in clauses (ii), (iii) and (iv) below) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect”) in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except where the aggregate failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Company Material Adverse Effect; (ii) in Section 4.5 shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date) other than in de minimis respects; (iii) in Sections 4.1 (first sentence only), 4.2, 4.3(a), 4.19 and 4.20 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date; and (iv) in Sections 4.8(c) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date.

(b)    Agreements and Covenants. The Company shall have performed, or complied with, in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(c)    Compliance Certificate. Parent shall have received a certificate signed by a senior executive of the Company dated the Closing Date confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)    Tax Opinion. Parent shall have received a written opinion from Wachtell, Lipton, Rosen & Katz (“Parent Tax Counsel”), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers should together qualify as a transaction described in Section 351 of the Code and/or the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Parent Tax Counsel may rely upon the Company Tax

Certificate, the Holdings Tax Certificate, the Parent 351 Tax Certificate, the New Parent 368 Tax Certificate, the Parent 368 Tax Certificate, and such other information requested by and provided to it by the Company, Holdings, New Parent and/or Parent for purposes of rendering such opinion.

(e)    Stockholders Agreement. Holdings and the Fund shall have delivered to Parent duly executed copies of the Stockholders Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the receipt of the Parent Stockholder Approval:

(a)    by mutual written consent of the Company and Parent in each case duly authorized by their respective boards of directors;

(b)    by either the Company or Parent:

(i)    if any Governmental Entity of competent jurisdiction shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) has fulfilled its obligations under Section 6.5; or

(ii)    if the Transactions shall not have been consummated on or before 5:00 p.m., Houston time, on June 4, 2018 (such date the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of, or resulted in, the failure of the Transactions to occur on or before the End Date;

(c)    by Parent if any of the representations or warranties of the Company was or becomes inaccurate or any breach or breaches by the Company of any covenant or other agreement of such parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.3(a) or 7.3(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to the Company by Parent; provided, however, that Parent shall not have the foregoing right to terminate if, at the time of such termination, Parent is in material breach of any of its representations, warranties or covenants contained herein such as would result in any of the closing conditions set forth in Section 7.2(a) or 7.2(b) not being satisfied;

(d)    by the Company if any of the representations or warranties of Parent was or becomes inaccurate or any breach or breaches by Parent of any covenant or other agreement of the parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.2(a) or 7.2(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to Parent by the Company; provided, however, that the Company shall not have the foregoing right to terminate if, at the time of such termination, the Company is in material breach of any of its representations, warranties and covenants contained herein such as would result in any of the closing conditions set forth in Section 7.3(a) or 7.3(b) not being satisfied;

(e)    by either the Company or Parent if the Parent Stockholder Meeting (or any postponement or adjournment thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained;

(f)    by Parent prior to receipt of the Parent Shareholder Approval in order to concurrently enter into a definitive agreement relating to a Parent Superior Proposal if Parent has complied with Section 6.1(d) and subject to compliance with Section 8.3(a); or

(g)    by the Company if

(i)    a Parent Recommendation Change has occurred (whether or not permitted by Section 6.1); or

(ii)    a Parent Entity or its Representative shall have committed a material Willful Breach of its obligations under Section 6.1, other than in the case where (A) such material Willful Breach is a result of an isolated action by a Representative of Parent (other than any officer, director or employee of any Parent Entity) and (B) Parent promptly remedied such material Willful Breach upon discovery thereof by Parent or any officer, director or employee of any Parent Entity.

8.2    Notice of Termination; Effect of Termination.

(a)    A terminating party shall provide notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.1 shall be effective immediately upon delivery of such written notice to the other party.

(b)    In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except for this Section 8.2, the first sentence of Section 6.4(b), Section 8.3, Section 8.4, and Article XI, which shall remain in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages resulting from or arising out of fraud or Willful Breach of this Agreement.

8.3    Termination Fee.

(a)    If this Agreement is terminated by the Company pursuant to (i) Section 8.1(g) or (ii) Section 8.1(d) due to a Willful Breach of Section 6.3, Parent will pay to the Company the Termination Fee no later than two Business Days after the termination of this Agreement.

(b)    If this Agreement is terminated by (i)(x) either the Company or Parent pursuant to Section 8.1(e) or (y) the Company pursuant to Section 8.1(d) and (ii) a Parent Alternative Proposal is publicly proposed or publicly disclosed and not publicly withdrawn at least three (3) business days prior to the date of the Parent Stockholder Meeting in the case of termination pursuant to Section 8.1(e) or a Parent Alternative Proposal shall have become known to the Parent Board in the case of a termination pursuant to Section 8.1(d), and (iii) Parent enters into a definitive agreement with respect to, or consummates, a Parent Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then Parent will pay to the Company the Termination Fee (net of any Company Expenses previously paid) upon the occurrence of the earlier of such events. For purposes of clause (iii) of this Section 8.3(b), any reference in the definition of Parent Alternative Proposal to “15%” shall be deemed to be a reference to “50%.”

(c)    If the Company or Parent terminates this Agreement pursuant to Section 8.1(e), then Parent shall pay the Company the Company Expenses no later than two Business Days after notice of termination of this Agreement.

(d)    If this Agreement is terminated by Parent pursuant to Section 8.1(f) (Parent Superior Proposal), Parent will pay to the Company the Termination Fee prior to or contemporaneously with the termination of this Agreement.

(e)    Any payment of the Termination Fee or the Company Expenses will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(f)    Each of the parties acknowledges that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.3 and if the Company commences a suit that results in a judgment against Parent for the amount set forth in this Section 8.3 or a portion thereof, Parent shall pay the Company (i) all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any such action) and (ii) interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. The amounts payable by Parent pursuant to Section 8.3(a) constitute liquidated damages and not a penalty, and, other than in the case of fraud or Willful Breach, shall be, together with any amounts payable pursuant to this Section 8.3(f), the sole monetary remedy for the Company in the event of a termination of this Agreement where the Termination Fee is payable by Parent and the Termination Fee is actually paid to the Company.

(g)    As used herein, “Termination Fee” means a cash amount equal to $22,500,000.

(h)    As used herein, “Company Expenses” means a cash amount equal to $4,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

(i)    In no event shall the Company be entitled to payment of the Termination Fee and payment of Company Expenses more than once each in connection with this Agreement.

8.4    Expenses and Other Payments. Except as otherwise provided in this Agreement, including in this Section 8.4, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Transactions shall be consummated, except with respect to (i) costs and expenses of printing and mailing the Proxy Statement, (ii) all filing and other fees paid to the SEC in connection with the Transactions and (iii) all fees paid in respect of any filing under the HSR Act or other Regulatory Law (which shall include any such fees payable by the ultimate parent entity of the Company with respect to the Mergers), which in each case shall be borne equally by Parent and the Company.

ARTICLE IX

DEFINITIONS

9.1    Definitions. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement, as it may be amended from time to time.

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, retirement, pension, vacation, fringe benefits, supplemental benefits or other employee benefits.

“Business” means the business of exploring and developing oil and gas reserves from the Denver-Julesburg Basin as owned, operated or conducted directly or indirectly by the Company and/or any Affiliate of the Controlling Member that is managed by the management team of Holdings and/or the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Denver in the United States of America.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble hereto.

“Company Benefit Plans” means each Benefit Plan sponsored, maintained or contributed to by the Company or its Subsidiaries for the benefit of current or former employees of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

“Company Board” has the meaning set forth in the recitals.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Entities” means the Company and its Subsidiaries, with each such entity a “Company Entity.”

“Company Financial Statements” means (i) the unaudited consolidated balance sheets of the Company Entities as of December 31, 2015 and 2016 and the unaudited consolidated statement of operations, members’ equity and cash flows of the Company for the years ended December 31, 2015 and 2016, and the related notes thereto and (ii) the unaudited consolidated balance sheets of the Company Entities as of September 30, 2017 and the unaudited consolidated statement of operations, members’ equity and cash flows of the Company for the nine (9) months ended September 30, 2017.

“Company Insurance Policies” has the meaning set forth in Section 4.17.

“Company LLC Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of January 22, 2015.

“Company LLC Interest” means the Units in the Company, as such term is defined in the Company LLC Agreement.

“Company Material Adverse Effect” means any Event that has a material adverse effect on the business, financial condition, assets or results of operations of the Company Entities, taken as a whole; provided, that any effect to the extent resulting from any of the following Events shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodities prices or for the Company’s raw material inputs and end products; (iii) any change in actual or relative commodity prices or any other change affecting the oil and gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date; (v) any change resulting from the announcement of this Agreement or the announcement of the Transactions; (vi) any change resulting from compliance by the Company with the terms of this Agreement; (vii) any hurricane, tornado, flood, earthquake or other force majeure event or other natural disaster; (viii) any act of war (whether or not declared), armed hostilities or terrorism; or (ix) the failure to meet any projections, guidance, budgets, forecasts or estimates, provided that, in the case of this clause (ix) the underlying causes may be considered; except, in the case of each of clause (i), (ii), (iii), (vii) or (viii) to the extent the Company Entities, taken as a whole, are disproportionately affected by such Event(s), relative to other similarly sized and situated companies in the oil and gas exploration and production industry, and then only to the extent of such disproportion.

“Company Material Contracts” has the meaning set forth in Section 4.12(b).

“Company Related Person” has the meaning set forth in Section 4.19.

“Company Reserve Engineer” has the meaning set forth in Section 4.9(b)(i).

“Company Reserve Reports” has the meaning set forth in Section 4.9(b)(i).

“Company Tax Certificate” has the meaning set forth in Section 6.13(b).

“Company Tax Counsel” has the meaning set forth in Section 7.2(d).

“Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Contract” means any agreement, contract, lease, license, note, evidence of Indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement; provided, however, Oil and Gas Leases shall not constitute a “Contract”.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 or 4971 of the Code, or (d) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Creditors’ Rights” has the meaning set forth in Section 3.2(b).

“D&O Insurance” means the directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe Events, weather-related Events, credit-related Events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“DOJ” has the meaning set forth in Section 6.5(b).

“Effective Time” has the meaning set forth in Section 1.1(a)(ii).

“Encumbrances” means liens, pledges, charges, hypothecations, mortgages, deeds of trust, security interests or similar burdens or encumbrances.

“End Date” has the meaning set forth in Section 8.1(b)(ii).

“Environmental Laws” means all Laws issued, promulgated or entered into, by or with any Governmental Entity, relating to Hazardous Substances, natural resources, protection of the environment, or occupational health or workplace safety (to the extent relating to exposure to Hazardous Substances).

“Environmental Permits” means all Permits required under applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person under common control with another Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Event” means any event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the preamble hereto.

“Existing Company Credit Agreement” means that certain Credit Agreement, dated as of November 18, 2016, among Fifth Creek Energy Operating Company, LLC, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Bank, and Lender Party, BMO Capital Markets Corp. as Joint Lead Arrangers and Joint Bookrunners with JPMorgan Chase Bank, N.A., and BMO Harris Bank N.A., as Syndication Agent for the Lenders.

“Existing Parent Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of March 16, 2010, by among Bill Barrett Corporation, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified.

“Existing Parent Notes Indentures” means that certain (i) Indenture, dated as of July 8, 2009, and among Parent, the Guarantors from time to time party thereto, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or modified prior to the Execution Date, including by that certain Fourth Supplemental Indenture, dated as of March 12, 2012, and (ii) Indenture, dated as of April 28, 2017, among Parent, the Guarantors from time to time party thereto, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or modified prior to the Execution Date.

“Financing” has the meaning set forth in Section 6.14(a).

“FTC” has the meaning set forth in Section 6.5(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-Governmental Entity of any nature (including any governmental agency, branch, department, court or tribunal, or other entities), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substances” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Holdings Tax Certificate” has the meaning set forth in Section 6.13(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, drip gas and gasoline and natural gas liquids and all other liquids and gaseous hydrocarbons and all products, by-products and other substances (including minerals) produced, derived, refined or separated therefrom or otherwise associated therewith.

“Indebtedness” means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 6.8(a).

“Intellectual Property” means patents, trademarks, copyrights, and trade secrets.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of a party means the actual knowledge of (a) the persons listed in Section 9.1(a) of the Parent Disclosure Letter with respect to Parent or its Subsidiaries, or (b) the persons listed in Section 9.1(a) of the Company Disclosure Letter with respect to any Company Entity.

“Law” means any applicable federal, state, local, foreign or international law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction or treaty.

“Mergers” has the meaning set forth in the recitals hereto.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“New Parent” has the meaning set forth in the preamble hereto.

“New Parent 368 Tax Certificate” has the meaning set forth in Section 6.13(b).

“New Parent Board” has the meaning set forth in the recitals.

“New Parent Bylaws” has the meaning set forth in Section 1.3(a).

“New Parent Certificate” has the meaning set forth in Section 1.3(a).

“New Parent Common Stock” means the common stock, par value $0.001 per share, of New Parent.

“New Parent Restricted Stock Award” has the meaning set forth in Section 2.5(b).

“New Parent RSU Award” has the meaning set forth in Section 2.5(c).

“New Parent Stock Option” has the meaning set forth in Section 2.5(a).

“NYSE” has the meaning set forth in Section 6.12.

“Oil and Gas Contracts” of any Person means any of the following Contracts to which such Person or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” of any Person means all leases, prescriptive rights, subleases, licenses or other occupancy or similar agreements under which such Person or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property.

“Oil and Gas Properties” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including fee mineral interests, minerals in place, Oil and Gas Leases, working, leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, non-participating royalty interests, executive interests, reversionary interests and other non-working interests and non-operating interests in and to Hydrocarbons in place or produced Hydrocarbons; (b) all interests in and all rights with respect to Hydrocarbons and all revenues therefrom; (c) all Oil and Gas Leases and the interests in the units or communitized acreage with which the Oil and Gas Leases may have been pooled, communitized or unitized; (d) all Oil and Gas Contracts; (e) all surface interests, fee interests, reversionary interests, reservations and concessions; (f) all easements, rights of way, surface use agreements, licenses and permits and other similar interests associated with, appurtenant to, or necessary for the operation or development of any of Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith); (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to the assets, properties and interests described in clauses (a) and (c) above and the units created thereby which accrue or are attributable to the interest of the holder thereof; (h) all interests in machinery, equipment (including wells, well equipment and well machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries and testing and monitoring equipment, in each case, to the extent associated with, appurtenant to or necessary for the operation or development of any of the Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith); and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the development and/or operation of any of the assets, properties and/or interests described in clauses (a) and (c) above and/or the units created thereby which accrue or are attributable to the interest of the holder thereof.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Parent” has the meaning set forth in the preamble hereto.

“Parent 351 Tax Certificate” has the meaning set forth in Section 6.13(b).

“Parent 368 Tax Certificate” has the meaning set forth in Section 6.13(b).

“Parent Alternative Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any Company Subsidiary) involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any if its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 15% or more of Parent’s and its Subsidiaries consolidated assets or generated 15% or more of Parent’s and its Subsidiaries’ revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) other than except as set forth on Section 9.1(c) of the Parent Disclosure Letter, any direct or indirect acquisition of beneficial ownership or control of any securities of Parent after which any Person or group would beneficially own or control securities representing 15% or more of the total voting power of any class of Parent securities (or that are exchangeable for or convertible into voting securities having such voting power) or any tender or exchange offer that if consummated would result in any Person or group beneficially owning or controlling 15% or more of the total voting power of any class of Parent securities, (c) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries whose assets, taken together constitute 15% or more of Parent’s consolidated assets based on fair market value.

“Parent Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Parent or its Subsidiaries for the benefit of current or former employees of Parent or its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability.

“Parent Board” has the meaning set forth in the recitals.

“Parent Book-Entry Shares” has the meaning set forth in Section 2.1(a)(i).

“Parent Certificate of Merger” has the meaning set forth in Section 1.1(a)(ii).

“Parent Certificates” has the meaning set forth in Section 2.1(a)(i).

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Letter” has the meaning set forth in Article III.

“Parent Entities” means Parent, New Parent and all of their respective Subsidiaries, with each such entity, a “Parent Entity.”

“Parent Equity Awards” means, collectively, the Parent Stock Options, the Parent Restricted Stock Awards, and the Parent Performance Unit Awards.

“Parent Exchange Ratio” means one.

“Parent Fairness Opinion” means the opinion of the Parent Financial Advisor dated the date of this Agreement and addressed to the Parent Board, to the effect that, as of the date of such opinion the Rio Grande Merger Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to Parent.

“Parent Financial Advisor” has the meaning set forth in Section 3.22.

“Parent Financial Statements” has the meaning set forth in Section 3.7(b).

“Parent Insurance Policies” has the meaning set forth in Section 3.17.

“Parent Intervening Event” means any Event that did not result from any breach of this Agreement, and that was not known or reasonably foreseeable by the Parent Board as of the date of this Agreement, which Event becomes known (or the unforeseen magnitude or material consequences thereof become known) to or by the Parent Board prior to obtaining Parent Stockholder Approval; provided, however, that none of the following shall constitute, or be taken into account in determining the existence of, a Parent Intervening Event: (i) the receipt, existence or terms of an actual or possible Parent Alternative Proposal or Parent Superior Proposal or any proposal, offer, inquiry or request for information or request for negotiations or discussions that could reasonably be expected to lead to any Parent Alternative Proposal; (ii) any event, fact, circumstance, development or occurrence relating to the Company or any of its affiliates that does not amount to a Company Material Adverse Effect, (iii) any change, in and of itself, in the price or trading volume of shares of Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), (iv) the consequences of the announcement of this Agreement or (v) any actions required to be taken (or required to be refrained from being taken) by the Parent Entities under this Agreement.

“Parent Material Adverse Effect” means any Event that has a material adverse effect on the business, financial condition, assets or results of operations of the Parent Entities, taken as a whole; provided, that any effect to the extent resulting from any of the following Events shall not be considered when determining whether a Parent Material Adverse Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodities prices or for Parent’s raw material inputs and end products; (iii) any change in actual or relative commodity prices or any other change affecting the oil and gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date; (v) any change resulting from the announcement of this Agreement or the announcement of the Transactions; (vi) any change resulting from compliance by Parent with the terms of this Agreement; (vii) any hurricane, tornado, flood, earthquake or other force majeure event or other natural disaster; (viii) any act of war (whether or not declared), armed hostilities or terrorism; or (ix) (1) a decline in the trading price or trading volume of the Parent Common Stock, (2) any ratings downgrade or change in ratings outlook for the Parent or any of its Subsidiaries, or (3) the failure to meet any projections, guidance, budgets, forecasts or estimates, provided, in the case of any of (1), (2) or (3) of this clause (ix), the underlying causes may be considered; except, in the case of each of clause (i), (ii), (iii), (vii) or (viii) to the extent the Parent Entities, taken as a whole, are disproportionately affected by such Event(s) relative to other similarly sized and situated companies in the oil and gas exploration and production industry, and then only to the extent of such disproportion.

“Parent Material Contracts” has the meaning set forth in Section 3.12(b).

“Parent Merger” has the meaning set forth in the recitals.

“Parent Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Parent Merger Sub” has the meaning set forth in the preamble hereto.

“Parent Parties” has the meaning set forth in the preamble hereto.

“Parent Performance Unit Award” has the meaning set forth in Section 2.5(c).

“Parent Preferred Stock” has the meaning set forth in Section 3.5(a).

“Parent Recommendation” has the meaning set forth in Section 3.2(a).

“Parent Recommendation Change” has the meaning set forth in Section 6.1(b).

“Parent Recommendation Change Notice” has the meaning set forth in Section 6.1(d)(iii).

“Parent Related Person” has the meaning set forth in Section 3.20.

“Parent Reserve Report” means the reserve reports prepared by Netherland, Sewell & Associates, Inc. relating to the Parent interests referred to therein as of December 31, 2016.

“Parent Restricted Stock Award” has the meaning set forth in Section 2.5(b).

“Parent SEC Documents” has the meaning set forth in Section 3.7(a).

“Parent Stock Option” has the meaning set forth in Section 2.5.

“Parent Stockholder Approval” has the meaning set forth in Section 3.18.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.3.

“Parent Superior Proposal” means a bona fide written Parent Alternative Proposal made after the date of this Agreement that is not withdrawn, that in the reasonable good faith determination of the Parent Board, after consultation with its outside legal counsel and financial advisors, is more favorable to Parent’s stockholders from a financial point of view than the Transactions, taking into account the likelihood of consummation and the likely timing of consummation and, to the extent applicable, the legal, financial, regulatory, timing and other aspects of such proposal and this Agreement that the Parent Board considers relevant; provided that for purposes of the definition of “Parent Superior Proposal,” the references to “15%” in the definition of Parent Alternative Proposal” shall be deemed to be references to “75%”.

“Parent Surviving Corporation” has the meaning set forth in Section 1.1(a)(i).

“Parent Tax Counsel” has the meaning set forth in Section 7.3(d).

“Payoff Letter” has the meaning set forth in Section 6.14.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Entities.

“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves (based on good faith estimates of management) have been established in accordance with GAAP, (b) mechanics’, vendors’, materialmens’, carriers’, workers’, landlords’, repairers’, warehousemen’s, construction and similar statutory Encumbrances arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith at appropriate Proceedings or for which adequate accruals or reserves (based on good faith estimates of management) have been established, (c) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, entitlement, building and other land use regulations, (d) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) Encumbrances relating to intercompany borrowings among such Person and its wholly owned Subsidiaries, (e) lessors’ royalties, overriding royalties, and division orders and sales contracts covering Hydrocarbons, reversionary interests and similar burdens if and to the extent the net cumulative effect of such burdens does not operate to reduce the net revenue interest at any time in any property to less than the net revenue interest set forth in Section 9.1(b) of the Company Disclosure Letter or Section 9.1(b) of the Parent Disclosure Letter, (f) all other liens, charges, Encumbrances, contracts, agreements, instruments, obligations, defects and irregularities (including liens of operators relating to obligations not yet due or pursuant to which such Person is not in default) that would not, individually or in the aggregate, be reasonably likely to reduce the net revenue interest set forth in Section 9.1(b) of the Company Disclosure Letter or Section 9.1(b) of the Parent Disclosure Letter, or would not, individually or in the aggregate, be reasonably likely to prevent the production or receipt of proceeds of production therefrom, or would not, individually or in the aggregate, be reasonably likely to not increase the share of costs above the working interest set forth in Section 9.1(b) of the Company Disclosure Letter or Section 9.1(b) of the Parent Disclosure Letter, or which would not, individually or in the aggregate, be reasonably likely to impair the value, occupancy, use or development of any properties or the production of hydrocarbons therefrom, (j) other Encumbrances that would not, individually or in the aggregate, be reasonably likely to, materially impair the present or intended use, value, occupancy, or development of any properties or the production of hydrocarbons therefrom or (m) Encumbrances securing Indebtedness of Parent or the Company or their respective Subsidiaries, to the extent the terms of such Indebtedness require the incurrence of such Encumbrances.

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” means any actions, suits, claims, hearings, inquiries, examinations, investigations or other proceedings.

“Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof other than Taxes and assessments of Governmental Entities.

“Proxy Statement” has the meaning set forth in Section 6.2(a).

“Registration Statement” has the meaning set forth in Section 6.2(a).

“Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” has the meaning set forth in Section 6.4(a).

“Rio Grande Certificate of Merger” has the meaning set forth in Section 1.1(b)(ii).

“Rio Grande Merger” has the meaning set forth in the recitals.

“Rio Grande Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Rio Grande Merger Sub” has the meaning set forth in the preamble hereto.

“Rio Grande Surviving Company” has the meaning set forth in Section 1.1(b)(i).

“SEC” means the United States Securities and Exchange Commission.

“Section 6.17 Agreements” means the items set forth in Section 9.1(d) of the Parent Disclosure Letter.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” has the meaning set forth in Section 1.5.

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (a) such party or any other Subsidiary of such party is a general partner or a managing member or has similar authority; or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

“Takeover Laws” has the meaning set forth in Section 3.18.

“Tax” means any and all taxes, duties, levies or other similar governmental assessments of any kind, including income, gross receipts, branch profits, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated tax and any other tax of any kind whatsoever, imposed by any Governmental Entity, including any interest, penalty or addition to tax imposed with respect thereto.

“Tax Returns” means any return, report, statement, claim for refund, or information return filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8.3(g).

“Transaction Agreements” means this Agreement, the Confidentiality Agreement and each agreement and certificate required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transactions” has the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“WARN Act” has the meaning set forth in Section 3.16(h).

“Willful Breach” means a breach that is the consequence of an act by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement where such breaching party knew that the taking of or failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement.

ARTICLE X

SURVIVAL

10.1    Non-Survival of Representations and Warranties. Except for this Article X, Section 6.8 (Indemnification of Directors and Officers) and Section 6.9 (Employee Matters), none of the representations, warranties, covenants or other agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 8.2, the termination of this Agreement. For the avoidance of doubt, this Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

ARTICLE XI

MISCELLANEOUS

11.1    Notices. Any notice or other communication required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when received when sent by email by the party to be notified; provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one other methods described in this Section 11.1(a) or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 11.1(a); or (c) when delivered by a national courier (with confirmation of delivery), in each case addressed as follows:

Notices to the Company (prior to the Transactions):

Fifth Creek Energy Operating Company, LLC

5251 DTC Parkway, Suite 420

Greenwood Village, Colorado 80111

Email: mstarzer@fifthcreekenergy.com

Attention: Michael R. Starzer

And copies to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Jeffery B. Floyd

                  Douglas E. McWilliams

                  Shamus M. Crosby

Email:        jfloyd@velaw.com

                  dmcwilliams@velaw.com

                  scrosby@velaw.com

Notices to Holdings or the Fund:

NGP Natural Resources XI, L.P.

5221 N. O’Connor Blvd., 11th Floor

Irving, Texas 75039

Email: jzlotky@ngptrs.com

Attention: jzlotky@ngptrs.com

And copies to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Jeffery B. Floyd

                  Douglas E. McWilliams

                  Shamus M. Crosby

Email:       jfloyd@velaw.com

                  dmcwilliams@velaw.com

                  scrosby@velaw.com

Notices to Parent, New Parent and the Company (after the Transactions):

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, CO 80202

Attention:  William M. Crawford

                   Kenneth A. Wonstolen

Email:        bcrawford@billbarrettcorp.com

                    kwonstolen@billbarrettcorp.com

And a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone:     (212) 403-1000

Email:            MGordon@wlrk.com

Attention:       Mark Gordon

11.2    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

11.3    Entire Agreement. This Agreement, the exhibits hereto, the Parent Disclosure Letter, the Company Disclosure Letter and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

11.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempted or purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.5    Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may to the extent legally allowed, (a) extend the time for performance of any of the obligations or other acts of the other parties hereunder, (b) waive any breach or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other of any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder. No agreement on the part of a party hereto to any extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

11.6    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, claim, action or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the rights of any Indemnified Parties solely pursuant to Section 6.8 (which shall not arise unless and until the Effective Time shall occur) and (b) the rights of Holdings to receive the Rio Grande Merger Consideration (which shall not arise unless and until the Effective Time shall occur).

11.7    Interpretation.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article,

Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, a Schedule to or an Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof.

(c)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)    Unless the context otherwise requires, as used in this Agreement, (i) words defined in the singular have the parallel meaning in the plural and vice versa, (ii) words of one gender shall be construed to apply to each gender, (iii) the term “party” refers to a party to this Agreement and the term “parties” refers to all the parties to this Agreement; provided, that, for the avoidance of doubt, the Fund shall be deemed a party solely for purposes of Sections 6.5(a)(ii), 6.5(a)(iv), 6.5(b), and 6.5(c) and Holdings shall be deemed a party solely for purposes of Sections 4.15(k), 6.5, 6.9(c) and 6.13 and (iv) a reference to any Person includes such Person’s successors and permitted assigns.

(e)    “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.

(f)    The phrase “made available” with respect to documents shall be deemed to include any documents included and available to Parent and its Representatives or the Company and its Representatives, as applicable, in the applicable virtual data rooms hosted by Merrill Corporation or Box, Inc., respectively in connection with the Transactions on or prior to 5:00 p.m. Houston, Texas time on December 4, 2017. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

11.8    Governing Law and Venue; Consent to Jurisdiction.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)    The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or if any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(c).

11.9    Disclosure Letters. The Parent Disclosure Letter, the Company Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. The statements in the Parent Disclosure Letter and the Company Disclosure Letter relate to the provisions in the section of this Agreement to which they expressly relate; provided, however, that any information set forth in one section of the Parent Disclosure Letter or the Company Disclosure Letter, as the case may be, shall also be deemed to apply to each other section to which its relevance is reasonably apparent. In the Parent Disclosure Letter and the Company Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement; (b) the section numbers correspond to the section numbers in this Agreement; and (c) inclusion of any item in a disclosure letter (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business and (iii) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

11.10    Specific Performance. The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any party could not be adequately compensated by money damages alone and that the parties would not have any adequate remedy at law. Each party agrees that, in the event of any breach or threatened breach by any other party of any provisions contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.4) to seek and obtain a decree or order of specific performance to enforce the observance and performance of such provisions, and an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties further agree that they shall not object to the granting of any injunctive relief on the basis that an adequate remedy at law may exist.

11.11    Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures or by electronic image scan transmission in .pdf format by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

11.12    Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all the parties whether before or after approval of the Mergers or the other Transactions; provided, however, that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by stockholders or members without such further approval.

11.13    Representation by Counsel. Each of the parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Therefore, the parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.14    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party covenants, agrees and acknowledges that no recourse under this Agreement, any other Transaction Agreement or any documents or instruments delivered in connection with this Agreement or any other Transaction Agreement shall be had against any party’s Affiliates or any of such party’s or such parties’ Affiliates’ former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party,” and collectively, the “Related Parties”), in each case, other than the parties and each of their respective successors and permitted assignees under this Agreement (and, in the case of any other Transaction Agreement, the applicable parties thereto and each of their respective successor and permitted assigns), whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BILL BARRETT CORPORATION

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	CEO and President

RED RIDER HOLDCO, INC.

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	CEO and President

RIO MERGER SUB, LLC

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	Authorized Person

RIDER MERGER SUB, INC.

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	CEO and President

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

By:	/s/ Michael R. Starzer
	Name:	Michael R. Starzer
	Title:	President, Chief Executive Officer and Secretary

FIFTH CREEK ENERGY COMPANY, LLC, solely for the purposes of Sections 4.15(k), 6.5, 6.9(c), and 6.13

By:	/s/ Michael R. Starzer
	Name:	Michael R. Starzer
	Title:	Authorized Person

NGP NATURAL RESOURCES XI, L.P., solely for the purposes of Sections 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c)

By:	G.F.W. Energy XI, L.P., its general partner

By:	GFW XI, L.L.C., its general partner

By:	/s/ Tony R. Weber
	Name:	Tony R. Weber
	Title:	Authorized Person